Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

Dated as of March 16, 2020

Among

BROOKFIELD RENEWABLE PARTNERS L.P.,

BROOKFIELD RENEWABLE CORPORATION,

2252876 ALBERTA ULC,

TERRAFORM POWER, INC.

And

TERRAFORM POWER NY HOLDINGS, INC.

ARTICLE II THE PARENT EXCHANGE

SECTION 2.01	The Parent Exchange	5
SECTION 2.02	Parent Exchange Effective Time	5
SECTION 2.03	Effects of the Parent Exchange	5

ARTICLE III THE BEPC EXCHANGE

SECTION 3.01	The BEPC Exchange	5
SECTION 3.02	BEPC Exchange Effective Time	6
SECTION 3.03	Effects of the BEPC Exchange	6
SECTION 3.04	New York Company Class A Common Stock	6

ARTICLE IV EXCHANGE OF SHARES, ELECTION PROCEDURES AND ADJUSTMENTS TO PREVENT DILUTION

i

SECTION 4.12	Adjustments to Prevent Dilution	11

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY ENTITIES

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES

SECTION 6.17	Parent Benefit Plans	34
SECTION 6.18	Environmental Matters	35
SECTION 6.19	Real Property	36
SECTION 6.20	No Additional Representations	36

ARTICLE VII COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 7.01	Conduct of Business	37
SECTION 7.02	No Solicitation by the Company	40

ARTICLE VIII ADDITIONAL AGREEMENTS

ARTICLE IX CONDITIONS PRECEDENT

SECTION 9.01	Conditions to Each Party’s Obligation to Consummate the Merger	53
SECTION 9.02	Conditions to Obligations of Parent Entities	54
SECTION 9.03	Conditions to Obligation of the Company Entities	55

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

ARTICLE XI GENERAL PROVISIONS

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Plan of Merger
Exhibit C	Parent Plan of Exchange
Exhibit D	BEPC Plan of Exchange
Exhibit E	New York Company Charter
Exhibit F	New York Company Bylaws
Exhibit G	Form of Rights Agreement
Exhibit H	Form of Subordinate Credit Agreement
Exhibit I	Form of Equity Commitment Agreement
Exhibit J	Form of Amended Articles of Brookfield Renewable Corporation

Index of Defined Terms

Term	Section
351 Tax Treatment	Recitals
Acceptable Confidentiality Agreement	Section 7.02(a)
Action	Section 11.03
Adjusted Exchange Ratio	Section 11.03
affiliate	Section 11.03
Agreement	Preamble
Antitrust Laws	Section 8.02(e)
Antitrust Restriction	Section 11.03
BEPC	Preamble
BEPC Class A Shares	Recitals
BEPC Distribution	Section 11.03
BEPC Distribution Ratio	Section 11.03
BEPC Exchange	Recitals
Business Day	Section 11.03
Canadian Prospectus	Section 5.08(d)
Canadian Securities Authorities	Section 5.08(d)
Canadian Securities Laws	Section 11.03
Capitalization Date	Section 5.04(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	Section 7.02(b)
Company Board	Recitals
Company Bylaws	Section 5.04(a)
Company Charter	Section 5.04(a)
Company Common Stock	Section 5.04(a)
Company Disclosure Letter	Article V
Company Entities	Preamble
Company Indemnified Party	Section 8.05(a)
Company Material Adverse Effect	Section 11.03
Company Material Contract	Section 5.10(a)
Company Notice	Section 7.02(b)
Company Preferred Stock	Section 5.04(a)
Company Recommendation	Section 5.05(b)
Company RSU	Section 11.03
Company SEC Documents	Section 5.07(a)
Company Shareholder Approval	Section 5.05(d)
Company Shareholders Meeting	Section 8.01(d)
Company Stock Plan	Section 11.03
Company Subsidiary	Section 5.01
Company Takeover Proposal	Section 7.02(e)

v

Company Voting Debt	Section 5.04(a)
Competition Act	Section 11.03
Competition Act Approval	Section 11.03
Confidentiality Agreement	Section 11.03
Consent	Section 5.06(b)
Consideration	Section 3.01
Continuing Employees	Section 8.04(a)
Contract	Section 5.06(a)
DGCL	Section 1.01
EBITDA	Section 7.02(e)
Election Deadline	Section 4.02(b)
Election Form	Section 4.02(a)
Election Form Record Date	Section 4.02(a)
Eligible Book-Entry Shares	Section 1.05(b)
Eligible Certificates	Section 1.05(b)
Eligible Shares	Section 1.05(a)(v)
End Date	Section 10.01(b)(i)
Exchange Act	Section 5.06(b)
Exchange Agent	Section 4.01
Exchange Effective Time	Section 3.02
Exchange Fund	Section 4.01
Exchange Ratio	Section 11.03
Expense Reimbursement Fee	Section 8.06(b)
Filed Company SEC Documents	Section 5.07(b)
Filed Parent SEC Documents	Section 6.06(b)
Form F-1/F-4	Section 6.05(b)
Form F-3	Section 6.05(b)
GAAP	Section 5.07(b)
Governmental Entity	Section 5.06(b)
HSR Act	Section 5.06(b)
HSR Filing	Section 8.02(a)
IFRS	Section 6.06(b)
Indebtedness	Section 11.03
Judgment	Section 5.06(a)
Knowledge	Section 11.03
Law	Section 5.06(a)
Liens	Section 5.02(a)
Mailing Date	Section 4.02(a)
Material Adverse Effect	Section 11.03
Maximum Premium	Section 8.05(b)
NASDAQ	Section 8.10
New York Company Bylaws	Section 1.06(b)
New York Company Charter	Section 1.06
New York Company	Preamble
New York Company Board	Recitals

New York Company Class A Common Stock	Section 1.05(a)(iii)
New York Company Class B Common Stock	Section 1.05(a)(v)
New York Company Common Stock	Section 1.05(a)(v)
New York Company RSU	Section 8.03
NYBCL	Recitals
NYSE	Section 4.11
Parent	Preamble
Parent Benefit Plans	Section 11.03
Parent Disclosure Letter	Article VI
Parent DRIP	Section 6.02(a)
Parent Entities	Preamble
Parent Exchange	Recitals
Parent GP Interest	Section 6.02(a)
Parent LP Agreement	Section 6.02(a)
Parent LP Units	Recitals
Parent Material Adverse Effect	Section 11.03
Parent Material Contract	Section 6.09(a)
Parent Nonrecognition Tax Treatment	Recitals
Parent Preferred Units	Section 6.02(a)
Parent SEC Documents	Section 6.06(a)
Parent Stockholders	Recitals
Parent Subsidiary	Section 6.01(b)
person	Section 11.03
Plans of Exchange	Section 3.02
Plan of Merger	Section 1.03
Proxy Statement	Section 5.06(b)
Public Stock	Section 1.05(a)(v)
Real Property	Section 11.03
Redeemable/Exchangeable Partnership Units	Section 6.02(a)
Regulatory Requirement	Section 8.02(e)
Revolving Credit Agreement	Section 11.03
Reincorporation Effective Time	Section 1.03
Reincorporation Merger	Recitals
Reincorporation Tax Treatment	Recitals
Representatives	Section 7.02
Required Company Shareholder Approvals	Section 5.05(d)
Restraints	Section 9.01(e)
Rights Agreement	Section 11.03
SEC	Section 5.06(b)
Securities Act	Section 5.07(b)
Share Exchange	Recitals
Share Exchange Tax Treatment	Recitals
Special Committee	Recitals
Subordinate Credit Agreements	Section 11.03
subsidiary	Section 11.03

Superior Proposal	Section 7.02(e)
Surviving Corporation	Section 1.01
Tax Returns	Section 11.03
Taxes	Section 11.03
Transactions	Section 3.01
Treasury Regulations	Section 11.03
TSX	Section 6.05(b)
Voting Agreement	Recitals

AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) dated as of March 16, 2020, among Brookfield Renewable Partners L.P., an exempted limited partnership formed under the laws of Bermuda (“Parent”), Brookfield Renewable Corporation, a corporation incorporated under the laws of British Columbia and an indirect subsidiary of Parent (“BEPC”), 2252876 Alberta ULC, an unlimited liability corporation incorporated under the laws of Alberta and a wholly owned direct subsidiary of Parent (“Acquisition Sub” and, together with BEPC and Parent, the “Parent Entities”), TerraForm Power, Inc., a Delaware corporation (the “Company”), and TerraForm Power NY Holdings, Inc., a newly formed New York corporation and a wholly owned direct subsidiary of the Company (the “New York Company” and, together with the Company, the “Company Entities”).

WHEREAS, as of the date hereof, BBHC Orion Holdco L.P. and Orion U.S. Holdings 1 L.P. (together, the “Parent Stockholders”), each an affiliate of Parent, collectively own 139,631,666 shares of Class A common stock, par value $0.01, of the Company (“Company Common Stock”);

WHEREAS, the board of directors of the Company (the “Company Board”) has duly established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement and the transactions contemplated hereby;

WHEREAS, the general partner of Parent, the board of directors of BEPC, the board of directors of Acquisition Sub, the Company Board, acting on the unanimous recommendation of the Special Committee, and the board of directors of the New York Company (the “New York Company Board”) have approved the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into the New York Company, with the New York Company surviving such merger (the “Reincorporation Merger”), which shall be immediately followed by a binding share exchange  pursuant to the Business Corporation Law of the State of New York (the “NYBCL”) that shall result in BEPC acquiring all the outstanding and issued New York Company Class B Common Stock in exchange for Class A Shares, no par value, of BEPC (the “BEPC Class A Shares”, and such exchange, the “BEPC Exchange”) and a binding share exchange pursuant to the NYBCL that shall result in Acquisition Sub acquiring all the outstanding and issued New York Company Class C Common Stock in exchange for non-voting limited partnership units of Parent (the “Parent LP Units”, and such exchange, the “Parent Exchange”, and together with the BEPC Exchange, the “Share Exchange”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Parent Stockholders have entered into an agreement with the Company substantially in the form attached as Exhibit A (the “Voting Agreement”), pursuant to which, subject to the terms and conditions therein, the Parent Stockholders have agreed to vote all of their respective Company Common Stock in favor of, and to otherwise support, the Reincorporation Merger and the Share Exchange and to vote against certain Company Takeover Proposals;

WHEREAS, the Company Board, acting on the unanimous recommendation of the Special Committee, has recommended that the holders of Company Common Stock adopt the Plan of Merger and approve this Agreement and the transactions contemplated hereby and thereby, including the Reincorporation Merger and the Share Exchange, in each case on the terms and conditions set forth in this Agreement and the Plan of Merger;

WHEREAS, for U.S. federal income Tax purposes, it is intended that (i) the Reincorporation Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, (ii) the Company and the New York Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement will constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations promulgated under the Code (clauses (i)-(iii) collectively, the “Reincorporation Tax Treatment”);

WHEREAS, for U.S. federal income Tax purposes, it is intended that the BEPC Exchange, taken together with certain related transfers of property by certain affiliates of Parent to BEPC in exchange for shares of BEPC, will qualify as a transfer described in Section 351 of the Code, and, if Parent receives the Ruling or there has been an Applicable Change in Tax Law, the BEPC Exchange will not result in gain being recognized under Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of BEPC following the BEPC Exchange) (the “351 Tax Treatment”);

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Parent Exchange will qualify with respect to each relevant holder of Electing Eligible Shares as a contribution described in Section 721(a) of the Code (the “721 Tax Treatment”); and

WHEREAS, for U.S. federal income Tax purposes, it is intended that none of the Unit Recipients will be allocated or otherwise recognize income or gain attributable to, or as a result of, a transfer by Parent of New York Company Class C Common Stock to Brookfield Renewable Energy L.P. pursuant to the Transactions (the “Parent Nonrecognition Tax Treatment”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
The Reincorporation Merger

SECTION 1.01    The Reincorporation Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the NYBCL, the Company shall be merged with and into the New York Company at the Reincorporation Effective Time. At the Reincorporation Effective Time, as a result of the Reincorporation Merger, the separate corporate existence of the Company shall cease, and the New York Company shall continue as the surviving corporation (the “Surviving Corporation”) under the laws of the State of New York.

SECTION 1.02    Closing. The closing (the “Closing”) of the Reincorporation Merger and the Share Exchange shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., New York time, on the third Business Day following the satisfaction (or, to the extent permitted herein and by applicable Law, waiver) of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted herein and by applicable Law, waiver) of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03    Reincorporation Effective Time. Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date, the New York Company shall file with the Secretary of State of the State of Delaware and the New York Department of State, certificates of merger and other appropriate documents executed in accordance with the relevant provisions of the DGCL and the NYBCL and shall make all other filings or recordings required under the DGCL and the NYBCL to effect the Reincorporation Merger. The Reincorporation Merger shall become effective in accordance with the agreement and plan of merger set forth in Exhibit B (the “Plan of Merger”) hereto on the Closing Date at such time as the certificates of merger are duly filed with the Secretary of State of the State of Delaware and the New York Department of State, or at such other time as Parent and the Company shall agree and specify in the certificates of merger (the time the Reincorporation Merger becomes effective being the “Reincorporation Effective Time”).

SECTION 1.04    Effects. The Reincorporation Merger shall have the effects set forth in the DGCL and the NYBCL.

SECTION 1.05    Conversion or Cancelation of Company Common Stock and Company.

(a)          At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, the New York Company or any holder of Company Common Stock, New York Company Common Stock or other capital stock of the Company or the New York Company:

(i)           each share of New York Company Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be canceled;

(ii)          each share of Company Common Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be canceled;

(iii)         each share of Company Common Stock that is owned by the Parent Stockholders immediately prior to the Reincorporation Effective Time shall be converted into one share of Class A Common Stock, par value $0.01 per share, of the New York Company (“New York Company Class A Common Stock”);

(iv)         each share of Company Common Stock that is issued and outstanding immediately prior to the Reincorporation Effective Time with respect to which an Election to receive New York Company Class C Common Stock has been validly made pursuant to Section 4.02 and not validly revoked (such shares, “Electing Public Stock”) shall be converted into one share of Class C Common Stock, par value $0.01 per share, of the New York Company (“New York Company Class C Common Stock” or “Electing Eligible Shares”); and

(v)          except as provided in clauses (ii), (iii) and (iv) above, each other share of Company Common Stock that is issued and outstanding immediately prior to the Reincorporation Effective Time (such shares and the Electing Public Stock, collectively, “Public Stock”) shall be converted into one share of Class B Common Stock, par value $0.01 per share, of the New York Company (“New York Company Class B Common Stock” or “Non-Electing Eligible Shares” and, together with the Electing Eligible Shares, the “Eligible Shares” and, together with New York Company Class A Common Stock and New York Company Class C Common Stock, “New York Company Common Stock”).

(b)          All the shares of Company Common Stock converted into shares of New York Company Common Stock pursuant to Section 1.05(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate in respect of a share that immediately prior to the Reincorporation Effective Time represented outstanding Company Common Stock shall thereafter represent, without the requirement of any exchange thereof, that number of shares of New York Company Common Stock of the applicable class into which such shares of Company Common Stock represented by such certificate or book-entry have been converted pursuant to Section 1.05(a) together with the right to receive any declared and unpaid dividends with a record date prior to the Reincorporation Effective Time. For the avoidance of doubt, subject to Section 7.01(a)(i), nothing in this Agreement shall affect the right of the holders of shares of Company Common Stock to receive any dividend or other distribution which is declared on Company Common Stock, the record date of which occurs prior to the Reincorporation Effective Time and the payment date of which occurs prior to, on or after the Reincorporation Effective Time.  As used in this Agreement, “Eligible Certificates” shall mean the certificates representing Public Stock, or following the Reincorporation Merger, Eligible Shares, and “Eligible Book-Entry Shares” shall mean a book-entry in respect of Public Stock, or following the Reincorporation Merger, Eligible Shares.

SECTION 1.06    Articles of Incorporation and Bylaws of the Surviving Corporation.

(a)        At the Reincorporation Effective Time, the Certificate of Incorporation of the New York Company (the “New York Company Charter”) in effect immediately prior to the Reincorporation Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

(b)          At the Reincorporation Effective Time, the Bylaws of New York Company (the “New York Company Bylaws”) in effect immediately prior to the Reincorporation Merger shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

SECTION 1.07    Board Directors; Management. The directors and officers of the Company immediately prior to the Reincorporation Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II
The Parent Exchange

SECTION 2.01    The Parent Exchange. In accordance with the NYBCL, at the Parent Exchange Effective Time, pursuant to the provisions of Section 913 of the NYBCL, by virtue of the Parent Exchange and without any action on the part of the New York Company or any holder of New York Company Class C Common Stock or other capital stock of the New York Company, Acquisition Sub shall acquire all the Electing Eligible Shares issued and outstanding immediately prior to the Parent Exchange Effective Time through the exchange of each outstanding Electing Eligible Share for the number of Parent LP Units equal to the Adjusted Exchange Ratio, in each case, subject to adjustment as provided for in Section 4.12, and cash in lieu of fractional units as contemplated by Section 4.11. The separate corporate existence of the New York Company, Acquisition Sub, BEPC and Parent shall continue following the Parent Exchange.

SECTION 2.02    Parent Exchange Effective Time. Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date, Acquisition Sub shall, immediately after the Reincorporation Effective Time, file with the New York Department of State, a certificate of exchange and other appropriate documents executed in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL to effect the Parent Exchange. The Parent Exchange shall become effective in accordance with the Parent plan of exchange set forth in Exhibit C (the “Parent Plan of Exchange”) hereto on the Closing Date at such time as the certificate of exchange is duly filed with the New York Department of State (the time the Parent Exchange becomes effective being the “Parent Exchange Effective Time”).

SECTION 2.03     Effects of the Parent Exchange. At and after the Parent Exchange Effective Time, the Parent Exchange shall have the effects set forth in the NYBCL.

ARTICLE III
The BEPC Exchange

SECTION 3.01    The BEPC Exchange. In accordance with the NYBCL, at the BEPC Exchange Effective Time, pursuant to the provisions of Section 913 of the NYBCL, by virtue of the BEPC Exchange and without any action on the part of the New York Company or any holder of New York Company Class B Common Stock or other capital stock of the New York Company, BEPC shall acquire all the Non-Electing Eligible Shares issued and outstanding immediately prior to the BEPC Exchange Effective Time through the exchange of each outstanding Non-Electing Eligible Share for the number of BEPC Class A Shares equal to the Adjusted Exchange Ratio, subject to adjustment as provided for in Section 4.12, and cash in lieu of fractional shares as contemplated by Section 4.11. The Parent LP Units to be issued pursuant to Section 2.01 and the BEPC Class A Shares to be issued pursuant to this Section 3.01 and cash in lieu of fractional shares or units as contemplated by Section 4.11 are referred to collectively as the “Consideration”. The terms of the BEPC Class A Shares are set forth in the Amended Articles. The separate corporate existence of the New York Company, Acquisition Sub, BEPC and Parent shall continue following the BEPC Exchange. The Reincorporation Merger, the Share Exchange, the BEPC Contribution, the BEPC Distribution and the other transactions in connection therewith or contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions”.

SECTION 3.02    BEPC Exchange Effective Time. Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date, BEPC shall, immediately after the Reincorporation Effective Time, file with the New York Department of State, a certificate of exchange and other appropriate documents executed in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL to effect the BEPC Exchange.  The BEPC Exchange shall become effective in accordance with the BEPC plan of exchange set forth in Exhibit D (together with the Parent Plan of Exchange, the “Plans of Exchange”) hereto on the Closing Date at such time as the certificate of exchange is duly filed with the New York Department of State (the time the BEPC Exchange becomes effective being the “BEPC Exchange Effective Time” and time of the occurrence of the Parent Exchange Effective Time and the BEPC Exchange Effective Time shall be referred to herein as the “Exchange Effective Time”).

SECTION 3.03    Effects of the BEPC Exchange. At and after the BEPC Exchange Effective Time, the BEPC Exchange shall have the effects set forth in the NYBCL.

SECTION 3.04    New York Company Class A Common Stock. At and after the Exchange Effective Time, each share of New York Company Class A Common Stock issued and outstanding prior to the Exchange Effective Time shall remain issued and outstanding and shall not be affected by the Share Exchange.

ARTICLE IV
Exchange of Shares, Election Procedures and Adjustments to Prevent Dilution

SECTION 4.01    Exchange Agent. Prior to the Election Deadline, the Parent Entities shall appoint a bank or trust company (the “Exchange Agent”) for the purpose of receiving Elections and exchanging Eligible Shares for the Consideration. At or prior to the Exchange Effective Time, BEPC and Acquisition Sub shall deposit in escrow with the Exchange Agent, or shall cause to be deposited with the Exchange Agent, for the benefit of the holders of Eligible Shares, the aggregate number of BEPC Class A Shares and Parent LP Units to be issued as Consideration (determined without regard to any cash payable pursuant to Section 4.11 to holders of Eligible Shares in lieu of any fractional BEPC Class A Shares or fractional Parent LP Units). Following the Exchange Effective Time, BEPC and Acquisition Sub agree to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash in dollars sufficient to pay cash in lieu of fractional shares or units in accordance with Section 4.11 and any dividends and other distributions pursuant to Section 1.05(b) and Section 4.04. All cash, BEPC Class A Shares and Parent LP Units deposited with or provided to the Exchange Agent by or on behalf of BEPC and/or Acquisition Sub, as applicable, shall be referred to in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than the delivery of the Consideration and of any dividends and other distributions pursuant to Section 1.05(b) and Section 4.04.

SECTION 4.02    Election Procedures.

(a)          An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Eligible Certificates shall pass, only upon proper delivery of such Eligible Certificates to the Exchange Agent) in such form as BEPC and Acquisition Sub shall reasonably specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be mailed to holders of Company Common Stock of record as of the record date for the Company Shareholders Meeting.  As used herein, shares of Company Common Stock issued and outstanding and not held by any Parent Stockholder shall be referred to as “Eligible Company Shares”.

(b)          Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) of record of Eligible Company Shares as of immediately prior to the Election Deadline to elect (an “Election”) to receive shares of New York Company Class C Common Stock (and, upon completion of the Parent Exchange, Parent LP Units) for all of the Eligible Company Shares held by such holder.  The holders of any Eligible Company Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the business day immediately preceding the date of the Company Shareholders Meeting (the “Election Deadline”) shall be deemed not to have made an Election.

(c)          BEPC and Acquisition Sub shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Eligible Company Shares between the record date for the Company Shareholders Meeting and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d)          Any Election Form may be revoked prior to the Election Deadline with respect to the Eligible Company Shares subject thereto in accordance with the procedures set forth therein.  If an Election Form is revoked prior to the Election Deadline, the holder of Eligible Company Shares represented by such Election Form shall be deemed to have made no Election, unless a subsequent Election is submitted by the holder of such Eligible Company Shares in accordance with the procedures set forth in the Election Form prior to the Election Deadline.

(e)          Any Election shall have been properly made only if (i) the Exchange Agent shall have received a properly completed Election Form by the Election Deadline or (ii) such Election has been made at or prior to the Election Deadline pursuant to the procedures set forth in the Election Form.  After an Election is validly made with respect to any Eligible Company Shares, no further registration of transfers of such Eligible Company Shares shall be made on the transfer books of the Company unless and until such Election is properly revoked in accordance with the procedures set forth in the Election Form.  In the event any Election is made by a beneficial owner of Eligible Company Shares, such Election shall be deemed automatically revoked in the event of any transfer of such beneficial ownership.

(f)          The reasonable good faith determination of the Exchange Agent shall be conclusive and binding as to whether or not an Election shall have been properly made or revoked pursuant to the Election Form, as to when Elections and revocations of Elections were received by the Exchange Agent and as to whether to disregard immaterial defects in a completed Election Form.  None of Parent, BEPC, Acquisition Sub or the Exchange Agent shall be under any obligation to notify any person of any defect in a completed Election Form.  Notwithstanding anything in this Section 4.02 to the contrary, the Exchange Agent may, with the written agreement of BEPC and Acquisition Sub, make any rules or procedures as are consistent with this Section 4.02 for the implementation of Elections and the revocation of Elections as shall be necessary or desirable to administer such Elections.

SECTION 4.03    Exchange Procedures. As soon as reasonably practicable after the Exchange Effective Time:

(a)          BEPC and Acquisition Sub shall cause the Exchange Agent to mail to each holder of record of Eligible Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Eligible Certificates shall pass, only upon delivery of such Eligible Certificates to the Exchange Agent and shall be in such form and have such other provisions as BEPC and Acquisition Sub may reasonably specify) and (ii) instructions for surrendering such Eligible Certificates in exchange for the Consideration. Upon the surrender of such Eligible Certificates for cancelation to the Exchange Agent together with such letter of transmittal, duly executed and completed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Eligible Certificates shall be entitled to receive (A) a statement representing that number of whole BEPC Class A Shares or Parent LP Units, as applicable, that such holder has the right to receive as Consideration and (B) a check in the amount of cash, if any, that such holder has the right to receive in lieu of fractional entitlements to BEPC Class A Shares or Parent LP Units, as applicable, pursuant to Section 4.11 and dividends and other distributions payable pursuant to Section 1.05(b) and Section 4.04.  In the event of a transfer of ownership of an Eligible Certificate that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name such Eligible Certificate so surrendered is registered, if such Eligible Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than such registered holder or establish to the satisfaction of BEPC or Acquisition Sub, as applicable, that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.03, each Eligible Certificate shall be deemed at any time after the Exchange Effective Time to represent only the right to receive upon such surrender the Consideration, including cash payable in lieu of fractional entitlements to BEPC Class A Shares or Parent LP Units, as applicable, pursuant to Section 4.11, and any dividends or other distributions pursuant to Section 1.05(b) and Section 4.04 as contemplated by this Article IV. No interest shall be paid or accrue on the cash payable upon surrender of any Eligible Certificate.

(b)          BEPC and Acquisition Sub shall cause the Exchange Agent to mail to each holder of record of Eligible Book-Entry Shares as of the Exchange Effective Time (i) a notice of the effectiveness of the Share Exchange, (ii) a statement reflecting the whole number of BEPC Class A Shares, if any, in the name of such record holder that such holder has the right to receive as Consideration and (iii) a check in the amount of cash, if any, that such holder has the right to receive as Consideration, including cash payable in lieu of fractional entitlements to BEPC Class A Shares pursuant to Section 4.11, pursuant to this Article IV.  Holders of Eligible Book-Entry Shares will not be required to take any action to receive the Consideration in respect of such Eligible Book-Entry Shares or any dividends or other distributions payable pursuant to Section 1.05(b) or any dividends or other distributions declared or made with respect to BEPC Class A Shares or Parent LP Units, as applicable, with a record date after the Exchange Effective Time.

SECTION 4.04    Treatment of Unsurrendered Shares. No dividends or other distributions declared or made with respect to BEPC Class A Shares or Parent LP Units with a record date after the Exchange Effective Time will be paid to the holder of any unsurrendered Eligible Certificates with respect to the shares of BEPC Class A Shares or Parent LP Units issuable upon surrender thereof (until after the surrender of such Eligible Certificates in accordance with this Article IV). Subject to escheat or other applicable Laws, following surrender of any such Eligible Certificate, there shall be paid to the holder of the Eligible Certificate, without interest, (i) at the time of such surrender, (x) the amount of any cash payable in lieu of a fractional BEPC Class A Share or Parent LP Unit, as applicable, that such holder has the right to receive pursuant to Section 4.11 and (y) the amount of dividends or other distributions with a record date after the Exchange Effective Time theretofore paid with respect to such number of whole shares of BEPC Class A Shares or Parent LP Units that such holder has the right to receive pursuant to Section 3.01 and Section 4.01, as applicable, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Exchange Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such number of whole BEPC Class A Shares or Parent LP Units that such holder has the right to receive pursuant to Section 3.01.

SECTION 4.05    No Further Ownership Rights in Eligible Shares. The BEPC Class A Shares and Parent LP Units delivered and cash paid in accordance with the terms of Articles II, III and IV upon exchange of any Eligible Shares shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Eligible Shares. From and after the Exchange Effective Time, (i) all holders of Eligible Shares shall cease to have any rights as shareholders of the New York Company other than the right to receive the Consideration and any dividends or other distributions that holders have the right to receive in accordance with Section 1.05(b) and Section 4.04, without interest, and (ii) the stock transfer books of the New York Company shall be closed with respect to all Eligible Shares outstanding immediately prior to the Exchange Effective Time. From and after the Exchange Effective Time, there shall be no further registration of transfers on the stock transfer books of the New York Company of Eligible Shares that were outstanding immediately prior to the Exchange Effective Time. If, after the Exchange Effective Time, any Eligible Certificates formerly representing Eligible Shares are presented to the New York Company, Parent, BEPC, Acquisition Sub or the Exchange Agent for any reason, such Eligible Certificates shall be canceled and exchanged as provided in this Article IV.

SECTION 4.06    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by BEPC and Acquisition Sub, on a daily basis. Any interest and other income resulting from such investments shall be paid to BEPC or Acquisition Sub, as applicable.

SECTION 4.07   Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares after one year after the Exchange Effective Time shall be delivered upon demand to BEPC or Acquisition Sub, as applicable, as nominee for any holder of Eligible Shares who has not theretofore complied with this Article IV, and any such holder of Eligible Shares shall thereafter look only to BEPC or Acquisition Sub, as applicable, for payment of its claim for Consideration and any dividends or other distributions to which such holder is entitled pursuant to this Article IV, in each case without any interest thereon and subject to applicable Law.

SECTION 4.08   No Liability. None of Parent, BEPC, Acquisition Sub, the Company or the New York Company or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 4.09    Lost Certificates. If any Eligible Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Eligible Certificate to be lost, stolen or destroyed and, if required by BEPC or Acquisition Sub, as applicable, the posting by such person of a bond in such reasonable amount as BEPC or Acquisition Sub, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Eligible Certificate, BEPC or Acquisition Sub, as applicable, will cause the Exchange Agent to deliver in exchange for such lost, stolen or destroyed Eligible Certificate the applicable Consideration and any dividends or other distributions to which such holder is entitled pursuant to this Article IV.

SECTION 4.10    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquisition Sub, BEPC, Acquisition Sub, the Exchange Agent and their affiliates, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts that are required to be deducted and withheld under applicable Tax Law. Any such amounts deducted and withheld and paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. BEPC, Acquisition Sub and the Company Entities shall use commercially reasonable efforts to provide such forms or other information reasonably requested in writing by other parties that are reasonably necessary to establish any exemption from or reduction of such withholding or deduction.

SECTION 4.11    No Fractional Shares. No certificates, receipts or scrip representing fractional BEPC Class A Shares or Parent LP Units shall be issued upon the exchange of Eligible Shares, no dividends or other distributions of BEPC or Parent shall relate to such fractional BEPC Class A Shares or Parent LP Units, as applicable, and such fractional BEPC Class A Shares or Parent LP Units will not entitle the owner thereof to vote or to any rights of a shareholder of BEPC or unitholder of Parent, as applicable. All fractional entitlements to a BEPC Class A Share or Parent LP Unit to which a single record holder of Eligible Shares would be otherwise entitled to receive shall be aggregated by the Exchange Agent and rounded to three decimal points. In lieu of the issuance of any fractional share or unit, each holder of Eligible Shares who would otherwise be entitled to such fractional shares or units shall be entitled to an amount in cash in dollars, without interest, rounded to the nearest cent, equal to the product of (i) the amount of the fractional share or unit interest in a BEPC Class A Share or Parent LP Unit to which such holder is entitled under Sections 2.01 or 3.01, as applicable (or would be entitled but for this Section 4.11), and (ii) the volume-weighted average of the trading prices of the BEPC Class A Shares or Parent LP Units, as applicable, on the New York Stock Exchange (the “NYSE”) for the five trading days following the Closing Date (not counting the Closing Date), as determined by the Exchange Agent. As soon as practicable after the determination of the amount of cash to be paid to such holders of Eligible Shares with respect to any fractional share interests in BEPC Class A Shares or Parent LP Units, the Exchange Agent shall promptly (i) pay such amounts, subject to customary rounding, to such holders subject to and in accordance with this Section 4.11 and (ii) return to BEPC the aggregate number of BEPC Class A Shares and to Acquisition Sub the aggregate number of Parent LP Units that would have been payable to such holders as Consideration but for the operation of this Section 4.11.

SECTION 4.12    Adjustments to Prevent Dilution. If at any time during the period between the date of this Agreement and the Exchange Effective Time, any change in the outstanding Parent LP Units or Company Common Stock shall occur by reason of any reclassification, recapitalization, split or combination (including a reverse stock split), exchange, merger, consolidation or readjustment of shares, or any stock dividend thereon with a record date during such period, or any similar transaction or event, in each case, other than in connection with the BEPC Distribution, the Adjusted Exchange Ratio, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 4.12 shall be construed as permitting the Company or Parent to take any action or enter into any transaction otherwise prohibited by this Agreement.

ARTICLE V
Representations and Warranties of the Company Entities

Each Company Entity, jointly and severally, represents and warrants to the Parent Entities that, except (a) as set forth in the disclosure letter dated the date of this Agreement (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is reasonably apparent) delivered by the Company to the Parent Entities prior to the execution of this Agreement (the “Company Disclosure Letter”) or (b) as disclosed in the Filed Company SEC Documents (excluding any exhibits to any Filed Company SEC Documents or any disclosures contained in any part of any Filed Company SEC Documents entitled “Risk Factors”, disclosures set forth in any “Forward-Looking Statements” disclaimer or any other disclosures set forth in the Filed Company SEC Documents to the extent they are cautionary, non-specific or predictive in nature; it being understood that any factual information contained within such headings, disclosures or statements shall not be excluded):

SECTION 5.01    Organization, Standing and Power. Each of the Company and each subsidiary of the Company, including the New York Company (each, a “Company Subsidiary”), is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries (other than the New York Company), where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary has all requisite corporate power and authority to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or license necessary, other than jurisdictions in which the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The New York Company Charter and the New York Company Bylaws, in each case as amended through the date of this Agreement, are substantially in the forms attached hereto as Exhibits E and F, respectively. The name of the New York Company under which it was formed was TerraForm Power NY Holdings, Inc.

SECTION 5.02    The Company Subsidiaries; Equity Interests.

(a)          All of the outstanding shares of capital stock of, or other equity, voting or ownership interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, claims, liens, charges, mortgages, encumbrances, hypothecation, assignments and security interests of any kind or nature whatsoever (collectively, “Liens”) (except for Permitted Liens) and free and clear of any other restriction (including any restriction on the right to vote, sell or dispose of such capital stock or other equity, voting or ownership interests), except for restrictions imposed by applicable securities Laws.

(b)         Except for the capital stock of, or other equity, voting or ownership interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, as of the date of this Agreement, directly or indirectly, any capital stock of, or other equity, voting or ownership interests in, or any interest convertible into or exchangeable for any capital stock of, or other equity, voting or ownership interests in, any person.

SECTION 5.03    New York Company.

(a)          Since the date of its incorporation, the New York Company has not carried on any business, conducted any operations, owned any assets or incurred any liabilities, in each case, other than in connection with the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)          The authorized capital stock of the New York Company consists of 700,000,000 shares of New York Company Class A Common Stock, 500,000,000 shares of New York Company Class B Common Stock and 500,000,000 shares of New York Company Class C Common Stock. All of the issued and outstanding shares of capital stock of the New York Company have been validly issued, are fully paid and nonassessable and are held by the Company, free and clear of all Liens.

SECTION 5.04    Capital Structure.

(a)          The authorized capital stock of the Company consists of 1,200,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”). At the close of business on March 13, 2020 (the “Capitalization Date”), (i) 226,521,289 shares of Company Common Stock were outstanding, none of which were held by any Company Subsidiary, (ii) 280,222 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan in respect of outstanding awards, all of which were subject to outstanding Company RSUs, (iii) 3,612,368 shares of Company Common Stock were available for issuance for awards not yet granted under the Company Stock Plan and (iv) no shares of Company Preferred Stock were outstanding. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock of, or other equity, voting or ownership interests in, the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”), the Second Amended and Restated Bylaws of the Company (the “Company Bylaws”) or any Contract to which the Company is a party or otherwise bound (other than any Contracts to which Parent or any Parent Subsidiary is a party or otherwise bound). There is no Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Company Voting Debt”). Section 5.04(a) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on the Capitalization Date, of all outstanding Company RSUs, the number of shares of Company Common Stock with respect thereto, the grant dates and vesting schedules thereof and the names of the holders thereof. Except as set forth above, as of the date of this Agreement there are no options, warrants, rights, convertible or exchangeable securities, other securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (other than any Contracts, arrangements or undertakings to which Parent or any Parent Subsidiary is a party or by which any of them is bound) (x) obligating the Company or any Company Subsidiary to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of or other equity, voting or ownership interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity, voting or ownership interest in, the Company or any Company Subsidiary or any Company Voting Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, sell, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the capital stock of the Company or any Company Subsidiary. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity, voting or ownership interests in, the Company or any Company Subsidiary or (ii) vote or dispose of any shares of capital stock of, or other equity, voting or ownership interest in, any Company Subsidiaries. In any event, the maximum number of shares of Eligible Shares that will be outstanding (on a fully diluted basis) at the Exchange Effective Time shall be not more than 90,782,213.

(b)          During the period from the close of business on the Capitalization Date to the date of this Agreement, there have been no issuances by the Company of any shares of capital stock of, or other equity, voting or ownership interests in, the Company other than issuances of shares of Company Common Stock in connection with the vesting or settlement of Company RSUs in accordance with their terms. To the Knowledge of the Company, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock or other voting securities of the Company or any Company Subsidiary other than the Voting Agreement.

SECTION 5.05    Authority; Execution and Delivery; Enforceability.

(a)          Each Company Entity has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, upon receipt of the Required Company Shareholder Approvals, to consummate the Reincorporation Merger and the Share Exchange. The execution and delivery by each Company Entity of this Agreement, the performance by it of its obligations hereunder and the consummation by the Company Entities of the Reincorporation Merger and the Share Exchange have been or will be duly authorized by all necessary corporate action on the part of such Company Entity, subject to receipt of the Required Company Shareholder Approvals. Each Company Entity has duly executed and delivered this Agreement, and, assuming this Agreement constitutes a valid and binding obligation of the Parent Entities, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          The Company Board, acting upon the unanimous recommendation of the Special Committee, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Plan of Merger, the Reincorporation Merger and the Share Exchange, (ii) determining that the terms of this Agreement, the Plan of Merger, the Reincorporation Merger and the Share Exchange are fair to and in the best interests of the Company and its stockholders who are not affiliated with Parent and its affiliates, (iii) recommending that the Company’s stockholders adopt the Plan of Merger (the “Company Recommendation”) and approve this Agreement and the transactions contemplated hereby and thereby, including the Reincorporation Merger and the Share Exchange and (iv) declaring that this Agreement and the Plan of Merger are advisable, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 7.02.  Neither the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL, nor the restrictions on “business combinations” (as defined in Section 912 of the NYBCL) set forth in Section 912 of the NYBCL, nor any other “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company is applicable to this Agreement, the Reincorporation Merger and the Share Exchange.  To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to any Company Entity with respect to this Agreement, the Voting Agreement, the Reincorporation Merger or the Share Exchange.

(c)         The New York Company Board, acting by unanimous written consent without a meeting, duly and unanimously adopted resolutions (i) approving and adopting, as applicable, this Agreement, the Plan of Merger, the Plans of Exchange, the Reincorporation Merger and the Share Exchange, (ii) determining that the terms of the Reincorporation Merger and the Share Exchange are fair to and in the best interests of the New York Company and its sole shareholder and (iii) recommending that the New York Company’s sole shareholder adopt the Plan of Merger and the Plans of Exchange, which resolutions have not been subsequently rescinded, modified or withdrawn in any way as of the date of this Agreement.

(d)          The only votes of holders of any class or series of Company Common Stock necessary to approve this Agreement are (i) the adoption of the Plan of Merger and the approval of this Agreement, the Reincorporation Merger and the Share Exchange by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Shareholder Approval”) and (ii) the adoption of the Plan of Merger and the approval of this Agreement, the Reincorporation Merger and the Share Exchange by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon that are not owned, directly or indirectly, by Parent and its affiliates or any person with whom Parent or its affiliates has formed (and not terminated) a “group” (as defined in the Exchange Act) (together with the Company Shareholder Approval, the “Required Company Shareholder Approvals”). The affirmative vote of the holders of Company Common Stock, or any of them, is not necessary to approve any agreement (other than this Agreement and the Plan of Merger) or consummate any Transaction (other than the Reincorporation Merger and the Share Exchange).

SECTION 5.06    No Conflicts; Consents.

(a)          The execution and delivery by each Company Entity of this Agreement and the performance by them of their obligations hereunder do not, and the consummation of the Reincorporation Merger and the Share Exchange and compliance with the terms hereof and thereof will not (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company Bylaws or the comparable organizational documents of any Company Subsidiary (assuming the Company Shareholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of any material contract, commitment, obligation, lease, license, indenture, note, debenture, bond, guarantee, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound (other than any material Contracts to which Parent or any of its affiliates is a party or by which any of their respective assets is bound) or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 5.06(b), any judgment, order or decree (“Judgment”) or statute, law, act, code, ordinance, rule or regulation (“Law”), in each case applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Required Company Shareholder Approvals are obtained), other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 5.06(a), effects resulting from or arising in connection with the execution, delivery or performance of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, will not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

(b)          No consent, waiver, approval, license, permit, order or authorization (“Consent”) of or from, or registration, declaration, notice or filing with or made to any domestic or foreign (whether national, Federal, state, provincial, local or otherwise) government or any court of competent jurisdiction, administrative agency, arbitral body (public or private), taxing authority or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or the expiry of any related waiting period is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company Entities of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Competition Act and any other mandatory or appropriate merger control filings and notifications in respect of the Transactions, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement and the Plan of Merger by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Reincorporation Merger, the Share Exchange and the other Transactions, (iii) the filing of the certificate of merger and other appropriate merger documents as required by the DGCL and the filing of the certificate of merger and certificate of exchange and other appropriate merger and exchange documents required by the NYBCL and (iv) such other items that the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 5.06(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, will not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

SECTION 5.07    SEC Documents; Undisclosed Liabilities.

(a)         The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed with the SEC by the Company since January 1, 2019 (the documents referred to in this Section 5.07(a) being referred to collectively as the “Company SEC Documents”).

(b)          Each Company SEC Document (i) at the time filed, complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement or the Closing Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments). Except as set forth in the Company SEC Documents filed by the Company with the SEC and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), or as incurred in the ordinary course of business since the date of the last balance sheet included in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(c)          The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

SECTION 5.08    Disclosure Documents.

(a)          Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Reincorporation Merger, the Share Exchange and the other Transactions, including the Proxy Statement, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder.

(b)          At the time the Proxy Statement or any amendment or supplement thereto is first mailed to holders of Company Common Stock, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company in this Section 5.08(b) with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in such document.

(c)          None of the information supplied or to be supplied by the Company, any Company Subsidiary or the Company’s Representatives for inclusion or incorporation by reference in the Form F-1/F-4 will, at the time the Form F-1/F-4 is filed with the SEC, at any time it is amended or supplemented and at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(d)         None of the information supplied or to be supplied by the Company, any Company Subsidiary or the Company’s Representatives for inclusion or incorporation by reference in the final prospectus of the Parent Entities relating to the BEPC Distribution (the “Canadian Prospectus”) or any amendment or supplement thereto to be filed with the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authorities in the provinces or territories of Canada (the “Canadian Securities Authorities”) under applicable Canadian Securities Laws will, at the time the Canadian Prospectus or any amendment or supplement thereto is filed with the Canadian Securities Authorities, at any time it is amended or supplemented and at the time it is mailed to holders of Parent LP Units, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(e)          None of the information supplied or to be supplied by the Company, any Company Subsidiary or the Company’s Representatives for inclusion or incorporation by reference in the Form F-3 will, at the time the Form F-3 is filed with the SEC, at any time it is amended or supplemented and at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

SECTION 5.09    Absence of Certain Changes or Events. During the period since January 1, 2019, (a) other than in connection with the Transactions, the Company has conducted its business in the ordinary course consistent with past practice in all material respects and (b) there has not been any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.10    Material Contracts.

(a)          Except for this Agreement or as filed or publicly furnished with the SEC prior to the date hereof, none of the Company or any Company Subsidiary is a party to or is bound by, as of the date hereof, any written contract or other agreement which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to the Company (each contract that is described in this Section 5.10(a) being a “Company Material Contract”).

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company (and/or each such Company Subsidiary party thereto) and, to the Knowledge of the Company, each other party thereto, (ii) each Company Material Contract is in full force and effect (except for expiration thereof in the ordinary course in accordance with the terms thereof), enforceable against the Company or each such Company Subsidiary party thereto, as the case may be, in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity and (iii) neither the Company nor any of the Company Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Company Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of the Company Subsidiaries, or, to the Knowledge of the Company, any other party thereto, or permit termination, material modification or acceleration by any third party thereunder. As of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice of termination or cancelation under any Company Material Contract or received any written notice of breach of or any default under any Company Material Contract which breach has not been cured, except for any termination, breach or default that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.11    Permits. The Company and the Company Subsidiaries possess and are and have been since January 1, 2018 in compliance in all material respects with the terms of all material permits, licenses, authorizations, consents, registrations, certificates, easements, approvals and franchises from Governmental Entities or pursuant to Law required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancelation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for any non‑compliance, suspension or cancelation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Permit, and none of the Company or any of the Company Subsidiaries has received since January 1, 2018 any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Permit, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.12    Compliance with Laws.

(a)          The businesses of each of the Company and the Company Subsidiaries are, and since January 1, 2018 have been, conducted in compliance with all Laws applicable to the Company and the Company Subsidiaries, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no investigation, audit or review by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company in writing of its intention to conduct the same, except for such investigations or reviews the outcome of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2018, (i) the Company and, to the Knowledge of the Company, its controlled affiliates and its directors, officers and employees acting on behalf of the Company have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”) and (ii) neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any of the Company’s controlled affiliates or directors, officers, employees, agents or other representatives acting on the Company’s behalf, have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

SECTION 5.13    Litigation.  There is no civil, criminal or administrative action, suit, claim, hearing, arbitration, investigation or other proceeding pending or, to the Knowledge of any Company Entity, threatened against any Company Entity or any of their respective assets, in either case, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 5.13 of the Company Disclosure Letter, as of the date hereof, no Company Entity is subject to any outstanding Judgment that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.14   Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other similar person, other than Greentech Capital Advisors Securities, LLC and Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Reincorporation Merger, the Share Exchange and the other Transactions based upon arrangements made by or on behalf of the Company.  The estimated fees and expenses incurred and to be incurred by the Company in connection with the Share Exchange and the other Transactions (including the fees of Greentech Capital Advisors Securities, LLC and Morgan Stanley & Co. LLC) are set forth in the Company Disclosure Letter.

SECTION 5.15    Opinions of Financial Advisors.

(a)          The Special Committee and the Company Board have received the opinion of Greentech Capital Advisors Securities, LLC, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than holders of shares held in the treasury of the Company or shares held by the Parent Stockholders), and a signed copy of such opinion has been made available to Parent.

(b)          The Special Committee and the Company Board have received the opinion of Morgan Stanley & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the assumptions and qualifications set forth therein, the Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of shares of Company Common Stock (other than the Parent Stockholders), and a signed copy of such opinion has been made available to Parent.

SECTION 5.16     Tax Treatment. After reasonable investigation and in consultation with their tax advisor, no Company Entity has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent the Reincorporation Merger from qualifying for the Reincorporation Tax Treatment, the BEPC Exchange from qualifying for the 351 Tax Treatment (assuming the Ruling is received or there has been an Applicable Change in Tax Law), the Parent Exchange from qualifying for the 721 Tax Treatment or the Unit Recipients from qualifying for the Parent Nonrecognition Tax Treatment.

SECTION 5.17     Tax Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)          Each of the Company Entities and their subsidiaries (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by it and all such filed Tax Returns are true, correct and complete and (ii) has paid all Taxes that are due and payable by it, whether or not shown as due and payable on such filed Tax Returns.

(b)          There are not pending and, none of the Company Entities or their subsidiaries has received in writing any notice or announcement of, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns that are not disclosed or provided for in the consolidated financial statements of the Company Entities and their subsidiaries in accordance with GAAP.

(c)          None of the Company Entities or their subsidiaries has engaged in or been party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011‑4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d)          None of the Company Entities or their subsidiaries has distributed stock of another person or has had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the two years prior to the date of this Agreement.

(e)          None of the Company Entities or their subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting of any Company Entity or its subsidiaries for a taxable period ending on or prior to the Closing Date or (ii) installment sale or open transaction disposition by any Company Entity or its subsidiaries on or prior to Closing.

(f)          None of the Company Entities or their subsidiaries is a party to any Tax sharing, indemnification or allocation agreement or arrangement, other than (i) any such agreement or arrangement solely between or among the Company Entities and their subsidiaries or (ii) customary Tax indemnification provisions contained in any commercial agreement the principal subject matter of which is not Taxes.

(g)          [Reserved.]

(h)           None of the Company Entities or their subsidiaries has entered into any closing agreement with the IRS or comparable agreement with any other taxing authority.

(i)           None of the Company Entities or their subsidiaries has requested any private letter ruling from the IRS or comparable ruling from any other taxing authority.

SECTION 5.18    Labor Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are, and since January 1, 2018 have been, no strikes, lockouts, handbilling, picketing, slowdowns, work stoppages, or other labor disputes against the Company or any of the Company Subsidiaries pending or, to the Knowledge of the Company, threatened. The Company and the Company Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws relating to employment and employment practices, including Laws relating to terms and conditions of employment, social security governmental pension plans and the proper classification of service providers, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.19    Company Benefit Plans.

(a)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, operated and administered, in all respects, in compliance with its terms and with all applicable Law and (ii) no nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust under any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(c)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and nothing has occurred or is reasonably expected to cause the loss of such qualification.

(d)         Neither the execution or delivery of this Agreement, nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any Company Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) except as would not be material to the Company and the Company Subsidiaries taken as a whole, result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(e)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the consolidated financial statements of Company included in the Company SEC Documents.

(f)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Company Benefit Plan”): (i) each Foreign Company Benefit Plan required to be registered or intended to meet certain regulatory or other requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (ii) each Foreign Company Benefit Plan has been established, maintained, funded and administered in accordance with its terms and applicable Law and (iii) all Foreign Company Benefit Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Company Benefit Plan that is not required to be funded.

SECTION 5.20     Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)          There are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or, to the Knowledge of the Company, threatened in writing against the Company Entities alleging non-compliance with or other liability under any Environmental Law.

(b)          The Company Entities are, and since January 1, 2018 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company Entities and compliance with the terms and conditions of all permits, licenses, approvals, or other authorizations required under applicable Environmental Laws to conduct their respective businesses and operations).

(c)          To the Knowledge of the Company, there have been no Releases at any location of Hazardous Materials by the Company Entities that could reasonably be expected to give rise to any liability of the Company Entities under any Environmental Laws.

(d)         The Company Entities have not received during the past three years any unresolved written claim, notice of violation, citation or government inquiry from a Governmental Entity relating to actual or alleged noncompliance by the Company Entities with or liability of the Company Entities under applicable Environmental Laws.

SECTION 5.21     Real Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)          The Company or one of the Company Subsidiaries, as applicable, has good and marketable indefeasible fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens.  The Company or a Company Subsidiary, as applicable, has exclusive possession of each Owned Real Property, other than any use and occupancy rights, without any options to purchase, granted to third-party tenants or licensees pursuant to agreements entered into in the ordinary course of business.

(b)          None of the Company and/or the Company Subsidiaries is in material default or violation of, or not in compliance with, any Law applicable to its occupancy of the Leased Real Property subject to the Leases, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a material breach or default. With respect to the Leased Real Property, the Company and/or the Company Subsidiaries have and own valid, legally binding and enforceable leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens.

(c)          The Company and the Company Subsidiaries have a valid and enforceable right to use any real property that is used in the business but is not Owned Real Property or Leased Real Property.

(d)          There are no existing, pending or, to the Knowledge of the Company, threatened in writing appropriation, condemnation, eminent domain or similar proceedings that affect any Owned Real Property or, to the Knowledge of the Company, Leased Real Property. As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice of the intention of any Governmental Entity or other person to take or use any of the Real Property.

SECTION 5.22    No Additional Representations.  The Company acknowledges that (a) no Parent Entity nor any other person has made any representation or warranty, express or implied, as to any Parent Entity or any of its subsidiaries or the accuracy or completeness of any information regarding the Parent Entities and their subsidiaries furnished or made available to the Company and its Representatives, except as expressly set forth in this Agreement, (b) the Company has not relied on any representation or warranty from any Parent Entity or any of its subsidiaries or any other person in determining to enter into this Agreement, except those representations and warranties expressly set forth in Article VI and (c) no person shall have or be subject to any liability to the Company or any other person resulting from the distribution to the Company or the Company’s Representatives’ use of any such information, including any information, documents or materials made available to the Company in any physical or electronic “data rooms”, management presentations or in any other form in expectation of the Transactions. Without limiting the generality of the foregoing, the Company acknowledges that no Parent Entity nor any other person has made any representation or warranty, express or implied, as to the financial projections, forecasts, cost estimates and other predictions relating to the Parent Entities and their subsidiaries made available to the Company.

ARTICLE VI
Representations and Warranties of the Parent Entities

Each Parent Entity, jointly and severally, represents and warrants to the Company Entities that, except (a) as set forth in the disclosure letter dated the date of this Agreement (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is reasonably apparent) delivered by Parent to the Company Entities prior to the execution of this Agreement (the “Parent Disclosure Letter”) or (b) as disclosed in the Filed Parent SEC Documents (excluding any exhibits to any Filed Parent SEC Documents or any disclosures contained in any part of any Filed Parent SEC Documents entitled “Risk Factors”, disclosures set forth in any “Forward-Looking Statements” disclaimer or any other disclosures set forth in the Filed Parent SEC Documents to the extent they are cautionary, non-specific or predictive in nature; it being understood that any factual information contained within such headings, disclosures or statements shall not be excluded):

SECTION 6.01    Organization, Standing and Power.

(a)          Each Parent Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each Parent Entity has all requisite power and authority to conduct its businesses as presently conducted. Each Parent Entity is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or license necessary, other than jurisdictions in which the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          Each subsidiary of Parent (each, a “Parent Subsidiary”) other than BEPC and Acquisition Sub (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), (ii) has all requisite power and authority to conduct its businesses as presently conducted and (iii) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or license necessary, except for such variances from the matters set forth in any of clauses (i) or (iii) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.02    Capital Structure.

(a)          At the close of business on the Capitalization Date, (i) 178,977,800 Parent LP Units were issued and outstanding, (ii) 52,885,496 Parent Preferred Units were issued and outstanding, consisting of (A) 2,885,496 class A preferred limited partnership units (series 5) of Parent, (B) 7,000,000 class A preferred limited partnership units (series 7) of Parent, (C) 8,000,000 class A preferred limited partnership units (series 9) of Parent, (D) 10,000,000 class A preferred limited partnership units (series 11) of Parent, (E) 10,000,000 class A preferred limited partnership units (series 13) of Parent, (F) 7,000,000 class A preferred limited partnership units (series 15) of Parent and (G) 8,000,000 class A preferred limited partnership units (series 17) of Parent, and (iii) 231,445 Parent LP Units were reserved and available for issuance pursuant to Parent’s distribution reinvestment plan (the “Parent DRIP”). In addition, as of the close of business on the Capitalization Date, there were 129,658,623 Redeemable/Exchangeable Partnership Units issued to a subsidiary of Brookfield Asset Management Inc. by Brookfield Renewable Energy L.P. outstanding, which, at the sole discretion of Parent, are exchangeable into Parent LP Units on a one-for-one basis in the event the holder thereof exercises its right to redeem the Redeemable/Exchangeable Partnership Units for cash consideration. Brookfield Renewable Partners Limited owns all general partnership interest in Parent (“Parent GP Interest”). Except as set forth above, at the close of business on the Capitalization Date, no Parent LP Units, Parent Preferred Units, or other equity, voting or ownership interests in Parent were issued or reserved for issuance. All Parent LP Units and Parent Preferred Units in issue are, and all such units that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued and fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Bermuda law, the limited partnership agreement of Parent (the “Parent LP Agreement”) or any Contract to which Parent is a party or otherwise bound (other than any Contracts to which the Company or any Company Subsidiary is a party or otherwise bound). As of the date of this Agreement there are no options, warrants, rights, convertible or exchangeable securities, other securities, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which it is bound (other than the Parent DRIP and any Contracts, arrangements or undertakings to which the Company or any Company Subsidiary is a party or by which any of them is bound) (x) obligating Parent to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional units of, or other equity, voting or ownership interests in, or any security convertible or exercisable for or exchangeable into any units of or other equity, voting or ownership interest in Parent, (y) obligating Parent to issue, grant, sell, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Parent LP Units and Parent Preferred Units. As of the date of this Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any units of, or other equity, voting or ownership interests in, Parent.

(b)          During the period from the close of business on the Capitalization Date to the date of this Agreement, there have been no issuances by Parent of Parent LP Units or Parent Preferred Units, or other equity, voting or ownership interests in Parent.

(c)          The Parent LP Units to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Canadian law, the Parent LP Agreement or any Contract to which Parent, Acquisition Sub or any other Parent Subsidiary is a party or otherwise bound (other than any Contracts to which the Company or any Company Subsidiary is a party or otherwise bound).  The Parent LP Units shall have the terms and conditions set forth in the Parent LP Agreement.

SECTION 6.03     BEPC and Acquisition Sub.

(a)          As of the date of this Agreement, all of the issued and outstanding shares of capital stock of BEPC and Acquisition Sub are owned by Parent or one or more other Parent Subsidiaries.

(b)          The BEPC Class A Shares to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Canadian law, the BEPC Articles or any Contract to which Parent, BEPC or any other Parent Subsidiary is a party or otherwise bound (other than any Contracts to which the Company or any Company Subsidiary is a party or otherwise bound).  The BEPC Class A Shares shall have the terms and conditions set forth in the Amended Articles.

SECTION 6.04     Authority; Execution and Delivery; Enforceability.

(a)          Each Parent Entity has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by each Parent Entity of this Agreement, the performance by it of its obligations hereunder and the consummation by them of the Transactions have been or will be duly authorized by all necessary action on the part of such Parent Entity. Each Parent Entity has duly executed and delivered this Agreement, and, assuming this Agreement constitutes a valid and binding obligation of the Company Entities, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          The BEPC board of directors duly and unanimously adopted resolutions (i) approving this Agreement and the Share Exchange, (ii) determining that the terms of this Agreement and the Share Exchange are in the best interests of BEPC and (iii) determining that this Agreement is advisable, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)          The board of directors of the general partner of Parent duly and unanimously adopted resolutions (i) approving this Agreement and the Share Exchange, (ii) determining that the terms of this Agreement and the Share Exchange are in the best interests of Parent and (iii) determining that this Agreement is advisable, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

SECTION 6.05     No Conflicts; Consents.

(a)          The execution and delivery by each Parent Entity of this Agreement and the performance by them of their obligations hereunder do not, and the consummation of the Reincorporation Merger, the Share Exchange and the other Transactions and compliance with the terms hereof and thereof will not (i) conflict with, or result in any violation of any provision of, the organizational documents of any Parent Entity, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent Entities under, any provision of any material Contract to which any Parent Entity is a party or by which any of their respective properties or assets is bound (other than any material Contracts to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound) or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 6.05(b), any Judgment or Law applicable to the Parent Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 6.05(a), effects resulting from or arising in connection with the execution, delivery or performance of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, will not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).

(b)          No Consent of or from, or registration, declaration, notice or filing with or made to any Governmental Entity or the expiry of any related waiting period is required to be obtained or made by or with respect to the Parent Entities in connection with the execution, delivery and performance by the Parent Entities of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, the Competition Act and any other mandatory or appropriate merger control filings and notifications in respect of the Transactions, (ii) the filing with the SEC of (A) a registration statement on Form F-1/F-4 relating to the registration under the Securities Act of the (x) BEPC Class A Shares and Parent LP Units to be issued as consideration in the Share Exchange and the (y) BEPC Class A Shares, and the Parent LP Units issuable upon the exchange of such Class A Shares, to be issued in connection with the BEPC Distribution (the “Form F-1/F-4”) and declaration of effectiveness of the Form F-1/F-4, (B) a registration statement on Form F-3, relating to the registration under the Securities Act of Parent LP Units that may be issued by the Parent or delivered by BEPC to satisfy any exchange, redemption or purchase of BEPC Class A Shares (the “Form F-3”) and declaration of effectiveness of the Form F-3 and (C) such other reports required in connection with the Transactions under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (iii) any filings required under the Canadian Securities Laws, (iv) any filings required under the rules and regulations of the NYSE or the Toronto Stock Exchange (the “TSX”) and the approvals of the NYSE and TSX to authorize the listing, (v) the filing of the certificate of exchange and other appropriate documents as required by the NYBCL, (vi) actions taken in connection with the BEPC Distribution and (vii) such other items that the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 6.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, will not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).

SECTION 6.06     Public Reports; Undisclosed Liabilities.

(a)          The Parent Entities have furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed (i) with the SEC by the Parent Entities (the documents referred to in this Section 6.06(a)(i) being referred to collectively as the “Parent SEC Documents”) and (ii) with the Canadian Securities Authorities by the Parent Entities (the documents referred to in this Section 6.06(a)(ii) being referred to collectively as the “Parent CSA Documents”), in each case since January 1, 2019.

(b)          Each Parent SEC Document (i) at the time filed, complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement or the Closing Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each Parent CSA Document (i) at the time filed, complied as to form in all material respects with the requirements of Canadian Securities Laws and the rules and regulations of the Canadian Securities Authorities promulgated thereunder applicable to such Parent CSA Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement or the Closing Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) (except, in the case of unaudited interim financial statements, as permitted by applicable Laws) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).  Except as set forth in the Parent SEC Documents filed by Parent with the SEC and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”), or as incurred in the ordinary course of business since the date of the last balance sheet included in the Filed Parent SEC Documents, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are required by IFRS to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(c)          Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act and ICFR (as defined under National Instrument 52-109)) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

SECTION 6.07    Disclosure Documents.

(a)          Each document required to be filed by the Parent Entities with the SEC in connection with the Reincorporation Merger, the Share Exchange and the other Transactions, including the Form F-1/F-4, the Form F-3 and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder.

(b)          At the time the Form F-1/F-4 or any amendment or supplement thereto is filed with the SEC, and at the time the Form F-1/F-4, as amended or supplemented, is declared effective under the Securities Act, the Form F-1/F-4, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Parent Entities  in this Section 6.07(b) with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in such documents.

(c)          At the time the Canadian Prospectus or any amendment or supplement thereto is filed with the Canadian Securities Authorities, at any time it is amended or supplemented and at the time it is mailed to holders of Parent LP Units, the Canadian Prospectus, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent in this Section 6.07(c) with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in such documents.

(d)          At the time the Form F-3 or any amendment or supplement thereto is filed with the SEC, and at the time the Form F-3, as amended or supplemented, is declared effective under the Securities Act, the Form F-3, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent in this Section 6.07(d) with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in such documents.

(e)          None of the information supplied or to be supplied by the Parent Entities, the Parent Subsidiaries or Parent’s Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to holders of Company Common Stock or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

SECTION 6.08    Absence of Certain Changes or Events. During the period since January 1, 2019, (a) other than in connection with the Transactions, Parent has conducted its business in the ordinary course consistent with past practice in all material respects and (b) there has not been any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.09    Material Contracts.

(a)          Except for this Agreement or as filed or publicly furnished with the SEC or with the Canadian Securities Authorities prior to the date hereof, none of Parent or any Parent Subsidiary is a party to or is bound by, as of the date hereof, any written contract or other agreement which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to a Parent Entity (each contract that is described in this Section 6.09(a) being a “Parent Material Contract”).

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent (and/or each such Parent Subsidiary party thereto) and, to the Knowledge of Parent, each other party thereto, (ii) each Parent Material Contract is in full force and effect (except for expiration thereof in the ordinary course in accordance with the terms thereof), enforceable against Parent or each such Parent Subsidiary party thereto, as the case may be, in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity and (iii) neither Parent nor any of the Parent Subsidiaries that is a party thereto, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, any such Parent Material Contract, and, to the Knowledge of Parent, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Parent or any of the Parent Subsidiaries, or, to the Knowledge of Parent, any other party thereto, or permit termination, material modification or acceleration by any third party thereunder. As of the date hereof, neither Parent nor any of the Parent Subsidiaries has received any written notice of termination or cancelation under any Parent Material Contract or received any written notice of breach of or any default under any Parent Material Contract which breach has not been cured except for any termination, breach or default that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.10    Permits. Parent and the Parent Subsidiaries possess and are and have been since January 1, 2018 in compliance in all material respects with the terms of all material Permits, and no suspension or cancelation of any such Permits is pending or, to the Knowledge of Parent, threatened, except for any non-compliance, suspension or cancelation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All of the Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Permit, and none of Parent or any of the Parent Subsidiaries has received since January 1, 2018 any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Permit, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.11     Compliance with Laws.

(a)          The businesses of each of Parent and the Parent Subsidiaries are, and since January 1, 2018 have been, conducted in compliance with all Laws applicable to Parent and the Parent Subsidiaries, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, no investigation, audit or review by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity notified Parent in writing of its intention to conduct the same, except for such investigations or reviews the outcome of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2018, (i) Parent and, to the Knowledge of Parent, its controlled affiliates and directors, officers and employees acting on behalf of Parent have complied in all material respects with the Fraud and Bribery Laws and (ii) neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent, any of Parent’s controlled affiliates or directors, officers, employees, agents or other representatives acting on Parent’s behalf, have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

SECTION 6.12    Litigation.  There is no material civil, criminal or administrative action, suit, claim, hearing, arbitration, investigation or other proceeding pending or, to the Knowledge of any Parent Entity, threatened against any Parent Entity or any of their respective assets, in either case, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in Section 6.12 of the Parent Disclosure Letter, as of the date hereof, no Parent Entity is subject to any outstanding Judgment that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.13    Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other similar person, other than BMO Capital Markets and Scotiabank (or their respective affiliates), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Reincorporation Merger, the Share Exchange and the other Transactions based upon arrangements made by or on behalf of Parent.

SECTION 6.14    Tax Treatment. After reasonable investigation and in consultation with their tax advisor, no Parent Entity has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent the Reincorporation Merger from qualifying for the Reincorporation Tax Treatment, the BEPC Exchange from qualifying for the 351 Tax Treatment (assuming the Ruling is received or there has been an Applicable Change in Tax Law), the Parent Exchange from qualifying for the 721 Tax Treatment or the Unit Recipients from qualifying for the Parent Nonrecognition Tax Treatment.

SECTION 6.15    Tax Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a)          Each of the Parent Entities and their subsidiaries (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by it and all such filed Tax Returns are true, correct and complete and (ii) has paid all Taxes that are due and payable by it, whether or not shown as due and payable on such filed Tax Returns.

(b)          There are not pending and, none of the Parent Entities or their subsidiaries has received in writing any notice or announcement of, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns that are not disclosed or provided for in the consolidated financial statements of the Parent Entities and their subsidiaries in accordance with GAAP.

(c)          None of the Parent Entities or their subsidiaries has engaged in or been party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011‑4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d)          None of the Parent Entities or their subsidiaries has distributed stock of another person or has had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the two years prior to the date of this Agreement.

(e)          None of the Parent Entities or their subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting of any Parent Entity or its subsidiaries for a taxable period ending on or prior to the Closing Date or (ii) installment sale or open transaction disposition by any Parent Entity or its subsidiaries on or prior to Closing.

(f)          None of the Parent Entities or their subsidiaries is a party to any Tax sharing, indemnification or allocation agreement or arrangement, other than (i) any such agreement or arrangement solely between or among the Parent Entities and their subsidiaries or (ii) customary Tax indemnification provisions contained in any commercial agreement the principal subject matter of which is not Taxes.

(g)          None of the Parent Entities or their subsidiaries has entered into any closing agreement with the IRS or comparable agreement with any other taxing authority.

(h)          None of the Parent Entities or their subsidiaries has requested any private letter ruling from the IRS or comparable ruling from any other taxing authority (other than the Ruling).

(i)          For U.S. federal (and applicable state and local) income Tax purposes, Parent is and has since formation been treated as a partnership (and not as a corporation pursuant to Section 7704(a) of the Code), and Acquisition Sub is and has since formation been treated as an entity disregarded as separate from Parent.

SECTION 6.16    Labor Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are, and since January 1, 2018 have been, no strikes, lockouts, handbilling, picketing, slowdowns, work stoppages, or other labor disputes against Parent or any of the Parent Subsidiaries pending or, to the Knowledge of Parent, threatened. Parent and the Parent Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws relating to employment and employment practices, including Laws relating to terms and conditions of employment, social security governmental pension plans and the proper classification of service providers, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.17    Parent Benefit Plans.

(a)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Benefit Plan has been established, maintained, operated and administered, in all respects, in compliance with its terms and with all applicable Law and (ii) no nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code has occurred or is reasonably expected to occur with respect to any Parent Benefit Plan.

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof, there are no Actions pending or, to the Knowledge of Parent, threatened on behalf of or against any Parent Benefit Plan, the assets of any trust under any Parent Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Parent Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(c)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and nothing has occurred or is reasonably expected to cause the loss of such qualification.

(d)         Neither the execution or delivery of this Agreement, nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Parent or any Parent Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) except as would not be material to Parent and the Parent Subsidiaries taken as a whole, result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(e)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all contributions required to be made to any Parent Benefit Plan by applicable Law, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the consolidated financial statements of Parent included in the Parent SEC Documents.

(f)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, with respect to each Parent Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Parent Benefit Plan”): (i) each Foreign Parent Benefit Plan required to be registered or intended to meet certain regulatory or other requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (ii) each Foreign Parent Benefit Plan has been established, maintained, funded and administered in accordance with its terms and applicable Law and (iii) all Foreign Parent Benefit Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Parent Benefit Plan that is not required to be funded.

SECTION 6.18     Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a)          There are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or, to the Knowledge of Parent, threatened in writing against the Parent Entities alleging non-compliance with or other liability under any Environmental Law.

(b)          The Parent Entities are, and since January 1, 2018 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Parent Entities and compliance with the terms and conditions of all permits, licenses, approvals, or other authorizations required under applicable Environmental Laws to conduct their respective businesses and operations).

(c)          To the Knowledge of Parent, there have been no Releases at any location of Hazardous Materials by the Parent Entities that could reasonably be expected to give rise to any liability of the Parent Entities under any Environmental Laws.

(d)          The Parent Entities have not received during the past three years any unresolved written claim, notice of violation, citation or government inquiry from a Governmental Entity relating to actual or alleged noncompliance by the Parent Entities with or liability of the Parent Entities under applicable Environmental Laws.

SECTION 6.19    Real Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a)          Parent or one of the Parent Subsidiaries, as applicable, has good and marketable indefeasible fee simple title to all Owned Real Property of Parent and each Parent Subsidiary, free and clear of all Liens other than Permitted Liens.  Parent or a Parent Subsidiary, as applicable, has exclusive possession of each Owned Real Property, other than any use and occupancy rights, without any options to purchase, granted to third-party tenants or licensees pursuant to agreements entered into in the ordinary course of business.

(b)          None of Parent and/or the Parent Subsidiaries is in material default or violation of, or not in compliance with, any Law applicable to its occupancy of the Leased Real Property subject to the Leases, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a material breach or default. With respect to the Leased Real Property, Parent and/or the Parent Subsidiaries have and own valid, legally binding and enforceable leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens.

(c)          Parent and the Parent Subsidiaries have a valid and enforceable right to use any real property that is used in the business but is not Owned Real Property or Leased Real Property.

(d)          There are no existing, pending or, to the Knowledge of Parent, threatened in writing appropriation, condemnation, eminent domain or similar proceedings that affect any Owned Real Property or, to the Knowledge of Parent, Leased Real Property. As of the date hereof, neither Parent nor any Parent Subsidiary has received any written notice of the intention of any Governmental Entity or other person to take or use any of the Real Property.

SECTION 6.20    No Additional Representations.  Parent acknowledges that (a) no Company Entity nor any other person has made any representation or warranty, express or implied, as to any Company Entity or any of its subsidiaries or the accuracy or completeness of any information regarding the Company Entities and their subsidiaries furnished or made available to Parent and its Representatives, except as expressly set forth in this Agreement, (b) Parent has not relied on any representation or warranty from any Company Entity or any of its subsidiaries or any other person in determining to enter into this Agreement, except those representations and warranties expressly set forth in Article V and (c) no person shall have or be subject to any liability to Parent or any other person resulting from the distribution to Parent or Parent’s Representatives’ use, of any such information, including any information, documents or materials made available to Parent in any physical or electronic “data rooms”, management presentations or in any other form in expectation of the Transactions. Without limiting the generality of the foregoing, Parent acknowledges that no Company Entity nor any other person has made any representation or warranty, express or implied, as to the financial projections, forecasts, cost estimates and other predictions relating to the Company Entities and their subsidiaries made available to Parent.

ARTICLE VII
Covenants Relating to Conduct of Business

SECTION 7.01    Conduct of Business.

(a)         Conduct of Business by the Company. Except as set forth in Section 7.01(a) of the Company Disclosure Letter or as expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Exchange Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course in all material respects consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships, including by maintaining its relations and goodwill with all material suppliers, material customers, material licensors, material licensees, material distributors and Governmental Entities, maintaining its credit ratings and keeping available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except as set forth in Section 7.01(a) of the Company Disclosure Letter or as expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Exchange Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i)         (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends of no more than $0.2014 per share of Company Common Stock payable by the Company in respect of shares of Company Common Stock with declaration, record and payment dates consistent with past practice and in accordance with the Company’s current dividend policy, (2) dividends and distributions by any Company Subsidiary to its applicable parent, and (3) the issuance of Company Common Stock in settlement of Company RSUs granted pursuant to the Company Stock Plan, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue, propose or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, from any third party, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities thereof convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (x) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company RSUs granted pursuant to the Company Stock Plan and (y) the acquisition by the Company of a Company RSU granted pursuant to the Company Stock Plan in connection with the forfeiture of such Company RSU;

(ii)          acquire any assets, property or securities if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions (it being understood and agreed that a ROFO Asset (as defined in the Relationship Agreement) shall be deemed to be such an asset, property or security for purposes of this Section 7.01(a)(ii), and no acquisition by or offer to the Company of any ROFO Assets shall be permitted or required notwithstanding anything in the Relationship Agreement to the contrary);

(iii)         (A) amend the Company Charter, the Company Bylaws, the New York Company Charter or the New York Company Bylaws or (B) amend in any material respect the charter or organizational documents of any other Company Subsidiary; or

(iv)         authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)          Conduct of Business by Parent. Except as set forth in Section 7.01(b) of the Parent Disclosure Letter, in connection with the BEPC Distribution or the BEPC Contribution or as expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Exchange Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall, and shall cause each Parent Subsidiary to, (i) conduct its business in the ordinary course in all material respects consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships, including by maintaining its relations and goodwill with all material suppliers, material customers, material licensors, material licensees, material distributors and Governmental Entities and keeping available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except in connection with the BEPC Distribution or the BEPC Contribution, as set forth in Section 7.01(b) of the Parent Disclosure Letter or as expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Exchange Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Parent Entities shall not do any of the following:

(i)         (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, in property or in kind or any combination thereof) in respect of, any of its units, other equity interests or voting securities, other than (1) regular quarterly cash dividends and distributions with respect to Parent LP Units, Parent Preferred Units, Parent GP Interest and Redeemable/Exchangeable Partnership Units, with amounts and declaration, record and payment dates consistent with past practice and in accordance with Parent’s current dividend policy, subject to periodic increases and modifications as determined by the general partner of Parent in the ordinary course of business consistent with past practice, (2) dividends and distributions with record dates after the Exchange Effective Time and (3) regular cash dividends and distributions with respect to the Parent Preferred Units in accordance with their terms, (B) split, combine, subdivide or reclassify any of its units, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for units or other equity interests or voting securities or issue, propose or authorize the issuance of any other securities in respect of, in lieu of or in substitution for units, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, from any third party, any units or voting securities of, or equity interests in, Parent or any securities thereof convertible into or exchangeable or exercisable for units or voting securities of, or equity interests in, Parent or any warrants, calls, options or other rights to acquire any such units, securities or interests other than repurchases, redemptions or acquisitions of, or offers to repurchase, redeem or acquire, in the ordinary course of business consistent with past practice or otherwise in accordance with the terms of any such units, securities or interests;

(ii)          acquire any assets, property or securities if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions;

(iii)         authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or BEPC;

(iv)         amend the Parent LP Agreement, except for such changes as would not reasonably be expected to prevent, materially delay or materially impede the Closing; or

(v)          authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c)          Other Actions. Each of the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in any condition set forth in Article IX not being satisfied (other than as expressly permitted by Section 7.02 or 10.01).

(d)          Advice of Changes. Each of Parent and the Company shall promptly advise the other of any change or event, of which it has Knowledge, (i) having or reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or (ii) that would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement if such material breach would result in the failure of any condition set forth in Section 9.03(a), 9.03(b), 9.02(a) or 9.02(b), respectively, by the End Date, except that (A) no such notification will affect the representations, warranties or covenants of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and (B) a failure to comply with this Section 7.01(d) will not constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying Parent Material Adverse Effect, Company Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article IX to be satisfied.

SECTION 7.02     No Solicitation by the Company.

(a)          The Company shall not, nor shall it authorize or direct any Company Subsidiary to, nor shall it authorize or direct any officer, director or employee of, or any investment banker, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, directly or indirectly (i) solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to result in or lead to a Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal (except an Acceptable Confidentiality Agreement in accordance with this Section 7.02(a) and except that the Company may ascertain facts from any person making an Company Takeover for the purpose of the Company Board and the Special Committee in each case informing itself about such Company Takeover Proposal and the person making it), (iii) enter into, participate in or continue any discussions or negotiations with respect to any Company Takeover Proposal or (iv) furnish or disclose to any person any non-public information regarding the Company or any Company Subsidiary with respect to any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to result in or lead to a Company Takeover Proposal; provided, however, that, prior to obtaining the Required Company Shareholder Approvals, the Company and its Representatives may, in response to a bona fide written Company Takeover Proposal that the Company Board (acting on the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes, or could reasonably be expected to result in or lead to, a Superior Proposal, and which Company Takeover Proposal did not result from a material breach of this Section 7.02(a), subject to compliance with Section 7.02(c), (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal and its Representatives (provided that all such information has been provided or made available to Parent or is provided or made available to Parent prior to or substantially concurrent with the time it is provided or made available to such person) pursuant to a customary confidentiality agreement not materially less restrictive of the person making the Company Takeover Proposal and its Representatives than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and (y) participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives, in each case if and so long as the Company Board (acting on the recommendation of the Special Committee) determines in good faith after consultation with its outside legal counsel that the failure to provide such information or engage in such negotiations or discussions would be inconsistent with its fiduciary duties under applicable Law.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.02(a) by any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 7.02(a) by the Company unless (i) such violation is committed without the knowledge of the Company and the Company uses its reasonable best efforts to promptly cure such violation once the Company is made aware or (ii) such Representative is also a Representative of Parent.  Upon execution of this Agreement, the Company shall, and shall cause each Company Subsidiary and shall direct its and their Representatives to, (A) immediately cease and cause to be terminated all discussions or negotiations with any person (other than Parent and its Representatives) conducted prior to the date of this Agreement with respect to a Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to result in or lead to a Company Takeover Proposal, (B) promptly request each person (other than Parent and its Representatives), if any, that has executed a confidentiality agreement in the last 6 months to return or destroy all information heretofore furnished to such person or its Representatives by or on behalf of the Company or any Company Subsidiary and (C) immediately terminate all physical and electronic data room access previously granted to any person or its Representatives (other than Parent and its Representatives).

(b)          Neither the Company Board nor the Special Committee or any other committee thereof will (i) (A) withhold or withdraw (or modify in any manner adverse to Parent), or propose publicly to withhold or withdraw (or modify in any manner adverse to Parent), the Company Recommendation (it being understood that, subject to Section 7.02(d), publicly taking a neutral position or no position with respect to a Company Takeover Proposal shall be considered a modification to the Company Recommendation in a manner adverse to Parent) or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar Contract or arrangement (other than an Acceptable Confidentiality Agreement pursuant to Section 7.02(a)) constituting or relating to any Company Takeover Proposal, or requiring the Company to abandon, terminate, or fail to consummate the Transactions.  Notwithstanding the foregoing or anything else to the contrary herein, at any time prior to obtaining the Required Company Shareholder Approvals, the Company Board (acting on the recommendation of the Special Committee) may make a Company Adverse Recommendation Change, if the Company Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel and financial advisor and after giving effect to all of the adjustments to the terms of this Agreement that have been agreed to in writing by Parent in accordance with this Section 7.02(b), that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board will not be entitled to exercise its rights to make a Company Adverse Recommendation Change unless (x) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including, in the case of a Superior Proposal, (A) the identity of the party making such Superior Proposal, (B) the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board and (C) a copy of the most current version of any proposed definitive agreement(s) with respect to any such Superior Proposal and (y) at or after 5:00 p.m., New York City time, on the third Business Day following the day on which the Company delivered the Company Notice (it being understood that for purposes of calculating such three Business Days, the first Business Day will be the first Business Day after the date of such delivery), the Company Board (acting on the recommendation of the Special Committee) reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that (1) in the case of a Superior Proposal, such Company Takeover Proposal continues to constitute a Superior Proposal and (2) the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.  Any change in the financial terms or any other material amendment to the terms and conditions of such Superior Proposal shall require a new Company Notice and a new two Business Day period, and any such two Business Day period shall be calculated in the same manner as the initial three Business Day period.  In determining whether to make a Company Adverse Recommendation Change, the Company Board and the Special Committee shall take into account any changes to the terms of this Agreement agreed to in writing by Parent by 5:00 p.m., New York City time, on the last Business Day of the applicable three Business Day period or two Business Day period, as applicable, in response to a Company Notice, and if requested by Parent, the Company shall, and shall cause its Representatives to, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that any Company Takeover Proposal would cease to constitute a Superior Proposal or that such failure to make a Company Adverse Recommendation Change would cease to be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(c)          In addition to the obligations of the Company set forth in Section 7.02(a) and Section 7.02(b), the Company shall promptly, and in any event within 24 hours, advise Parent orally or in writing of any Company Takeover Proposal or any request for information or inquiry that would reasonably be expected to result in or lead to a Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal, request or inquiry and the material terms of any such Company Takeover Proposal, request or inquiry.  The Company shall (i) keep Parent fully informed on a reasonably current basis of the status, including any change to the terms of, any such Company Takeover Proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

(d)          Notwithstanding anything to the contrary contained in this Section 7.02 or in this Agreement, nothing contained in this Agreement shall prohibit the Company or the Company Board (acting on the recommendation of the Special Committee) from taking or disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), complying with Item 1012(a) of Regulation M‑A promulgated under the Exchange Act or from making any legally required disclosure to the Company’s stockholders with regard to a Company Takeover Proposal; provided, however, that in no event shall the Company, the Company Board or the Special Committee or any other committee thereof take, or agree to take, any action prohibited by Section 7.02(b).  For the avoidance of doubt, a public statement that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with regard thereto shall not be deemed a Company Adverse Recommendation Change.

(e)          For purposes of this Agreement:

“Company Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) with respect to any (i) tender offer or exchange offer, merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving the Company or any Company Subsidiary, pursuant to which any person or group of persons (or affiliates thereof) would acquire 20% or more of the consolidated revenues, net income, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) or assets of the Company and the Company Subsidiaries, taken as a whole, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income, EBITDA or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person or group of persons (or affiliates or stockholders thereof) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (iv) transaction in which any person or group of persons (or affiliates or stockholders thereof) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which has beneficial ownership or has the right to acquire beneficial ownership, of 20% or more of the voting power of the Company or (v) combination of the foregoing (in each case, other than the Transactions).

“Superior Proposal” means any bona fide written offer (not resulting from a material breach of Section 7.02) made by a third party after the date of this Agreement that, if consummated, would result in such third party (or its stockholders) owning, directly or indirectly, 50% or more of the voting power of shares of the Company Common Stock then outstanding (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or 50% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, which the Company Board (acting on the recommendation of the Special Committee), determines in good faith (after consultation with its outside legal counsel and financial advisor) to be (i) more favorable to the holders of Company Common Stock from a financial point of view than the Reincorporation Merger, the Share Exchange and the other Transactions (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and this Agreement (including any changes to the financial terms of this Agreement agreed to in writing by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

ARTICLE VIII
Additional Agreements

SECTION 8.01    Preparation of Proxy Statement, Form F-1/F-4, Form F-3, Canadian Prospectus; Shareholders Meeting and Approval.

(a)          As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and Parent and BEPC shall prepare and file with the SEC the Form F-1/F-4 and Form F-3, in each case, in preliminary form. The Proxy Statement will be included in and will constitute a part of the Form F-1/F-4, and Parent may elect, in its sole discretion, to have the Form F-1/F-4 also relate to the registration under the Securities Act of the BEPC Class A Shares, and the Parent LP Units issuable upon the exchange of such BEPC Class A Shares, to be issued in connection with the BEPC Distribution. The Parent Entities and the Company shall make available to each other all information, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Form F-1/F-4 and the preparation and filing of the Form F-3. Such information and assistance shall include, if requested by Parent, the provision of such financial statements or other information of the Company and the Company Subsidiaries, and assistance with the preparation of pro forma financial statements of the Parent Entities, in each case that are required to be included or incorporated by reference into the Form F-1/F-4 or Form F-3, and the Company shall use its reasonable best efforts to cause its auditors (and any other current or former auditors of the Company or any Company Subsidiary, as the case may be) to deliver any required acknowledgements and consents in respect of any financial statements of the Company or any Company Subsidiary to be included or incorporated by reference into the Form F-1/F-4 or Form F-3. The Company hereby consents to the inclusion or incorporation by reference into the Form F-1/F-4 and Form F-3 of any financial statements or other information relating to the Company or any Company Subsidiary reasonably required to be included or incorporated by reference therein. Each of the Parent Entities and the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto and to have the Proxy Statement cleared by the SEC, and the Form F-1/F-4 and the Form F-3 declared effective by the SEC, in each case as promptly as reasonably practicable. The Parent Entities and the Company shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, Form F-1/F-4 or Form F-3 or for additional information and promptly shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, Form F-1/F-4 or Form F-3. Notwithstanding the foregoing, prior to filing (or in the case of the Proxy Statement and Form F-1/F-4, mailing) the Proxy Statement, Form F-1/F-4 or Form F-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Parent Entities and the Company, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments reasonably proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Company and the Parent Entities shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form F-1/F-4 and Form F-3, the issuance of any stop order relating thereto or the suspension of the qualification of the BEPC Class A Shares or Parent LP Units to be issued as Consideration for offering or sale in any jurisdiction, and each of the Company and the Parent Entities will use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and the Parent Entities will also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b)          The Company shall also make available to Parent all information and provide such other assistance as may be requested by Parent in connection with the preparation and filing of the Canadian Prospectus. Such information and assistance shall include, if requested by Parent, the provision of financial statements or other information of the Company and the Company Subsidiaries and assistance with the preparation of pro forma financial statements of the Parent Entities, in each case that are required to be included or incorporated by reference into the Canadian Prospectus pursuant to applicable Canadian Securities Laws. The Company shall use its reasonable best efforts to cause its auditors (and any other current or former auditors of the Company or any Company Subsidiary, as the case may be) to (i) deliver any required acknowledgements and consents in respect of any financial statements of the Company to be included or incorporated by reference into the Canadian Prospectus and (ii) procure the translation of any such financial statements into French as may be required pursuant to applicable Canadian Securities Laws. The Company hereby consents to the inclusion or incorporation by reference into the Canadian Prospectus of any financial statements or other information relating to the Company or any Company Subsidiary reasonably required to be included or incorporated by reference therein.

(c)          If, prior to (i) receipt of the Required Company Shareholder Approvals in the case of the Proxy Statement or (ii) the Exchange Effective Time in the case of the Form F‑1/F‑4 and Form F-3, any event or change occurs that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Form F-1/F-4 or Form F-3, the Parent Entities or the Company, as the case may be, shall promptly notify the other party of such event or change, and the Parent Entities and the Company shall cooperate to promptly prepare and file with the SEC any necessary amendment or supplement to the Proxy Statement, Form F-1/F-4 or Form F-3 and, as required by applicable Law, disseminate the information contained in any such amendment or supplement to the Proxy Statement or Form F-1/F-4 to the Company’s stockholders.

(d)          Unless this Agreement is terminated in accordance with its terms, the Company shall, as soon as reasonably practicable following effectiveness of the Form F-1/F-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Shareholders Meeting”) for the purpose of seeking the Required Company Shareholder Approvals. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form F-1/F-4 is declared effective under the Securities Act, in accordance with applicable Law, the Company Charter and the Company Bylaws. The Company shall also include the Company Recommendation in the Proxy Statement and the Company Board shall take all lawful action to solicit the adoption of this Agreement and the Plan of Merger by the holders of Company Common Stock, except to the extent that the Company Board (acting on the recommendation of the Special Committee) shall have made a Company Adverse Recommendation Change as permitted by Section 7.02(b). Notwithstanding the foregoing, and subject to compliance with any requirements of applicable Law, the Company Charter and the Company Bylaws, if the Company reasonably believes, after consultation with its outside legal counsel and Parent, that (i) it is necessary to postpone or adjourn the Company Shareholders Meeting to ensure that any required amendment or supplement to the Proxy Statement is mailed to the holders of Company Common Stock within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) such postponement or adjournment is required by a court or other Governmental Entity of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or (iii)(A) it will not receive proxies sufficient to obtain the Required Company Shareholder Approvals, whether or not a quorum is present, or (B) it will not have sufficient shares of Company Common Stock present in person or by proxy to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting, then the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Shareholders Meeting, so long as, in the case of any postponement or adjournment under clause (iii) of this Section 8.01(d), the date of the Company Shareholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 8.01(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or the making of any Company Adverse Recommendation Change by the Company Board (acting on the recommendation of the Special Committee).

SECTION 8.02    Reasonable Best Efforts; Notification.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Reincorporation Merger, the Share Exchange and the other Transactions, including (i) the taking of all reasonable acts necessary to cause the conditions set forth in Article IX to be satisfied as soon as reasonably practicable, (ii) the obtaining of all mandatory or appropriate nonactions and Consents from Governmental Entities and the making of all mandatory or appropriate registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Entity, (iii) the obtaining of all mandatory or appropriate Consents from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments mandatory or appropriate to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and Parent shall duly file, in consultation and cooperation with the other parties hereto, with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the Transactions as promptly as practicable after the date of this Agreement. The Company and Parent shall also duly file, or cause to be filed, in consultation and cooperation with the other parties hereto, all filings and applications, and submit all documentation and information that is required, or in the opinion of Parent, following reasonable consultation with the Company, that is advisable, to obtain the Competition Act Approval. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing and any other mandatory or appropriate Consents, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information with respect to the HSR Filing and any other mandatory or appropriate Consents.

(b)          In connection with and without limiting the foregoing, the Company and the Company Board and Parent shall (x) take all action necessary (including by granting any approvals) to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary (including by granting any approvals) to ensure that the Reincorporation Merger, the Share Exchange and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such statute or regulation on the Reincorporation Merger, the Share Exchange and the other Transactions.

(c)          Promptly after the date of this Agreement, the Company, as the holder of all of the issued and outstanding shares of capital stock of the New York Company, shall adopt by written consent the Plan of Merger and the Plans of Exchange and shall take all action to waive any right to dissent (and any notice of such right) from the Share Exchange under Sections 623 and 910 of the NYBCL.

(d)          Parent shall use its reasonable best efforts to, no later than promptly after the satisfaction (or, to the extent permitted herein and by applicable Law, waiver) of the conditions set forth in Section 9.01, (i) declare the BEPC Distribution, (ii) set the BEPC Distribution Ratio and (iii) set the record date with respect to the BEPC Distribution for the earliest possible date thereafter. After such declaration, the Parent Entities shall use their reasonable best efforts, and the Company shall cooperate with Parent to, cause the BEPC Distribution to occur as promptly as practicable, except that the Parent Entities shall not be required to cause the BEPC Distribution to occur any earlier than immediately prior to the Share Exchange at the Closing.

(e)          Notwithstanding this Section 8.02 or anything else to the contrary herein, Parent shall not be required to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses or any other Antitrust Restriction, or to commit or agree to any of the foregoing (each, a “Regulatory Requirement”), and the Company shall not, and nothing in Section 8.02(a) or 8.02(b) shall authorize the Company to, commit or agree to a Regulatory Requirement, to obtain any Consents in connection with, or to remove any impediments to the Transactions relating to, the HSR Act, the Competition Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action relating to Antitrust Laws.

(f)          Each party shall give prompt (and in any event within two Business Days) notice to the other party of the receipt of any notice or other direct or indirect communication from a Governmental Entity in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, in each case to the extent such other party is not aware of such matter; provided, however, that no notification pursuant to this Section 8.02(f) shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(g)          Notwithstanding this Section 8.02 or anything else to the contrary herein, Parent shall, acting reasonably and in good faith, direct and control all aspects of the parties’ efforts to obtain all mandatory or appropriate nonactions and Consents from Governmental Entities or in any Actions before any Governmental Entity; provided that, (i) Parent shall provide the Company with reasonable prior notice of commitments or material actions that Parent proposes to undertake with any Governmental Entity in connection with such efforts and (ii) Parent shall consult with the Company and consider the Company’s views with respect to such matters in good faith.

(h)          Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Company have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the Company, any of the Company Subsidiaries or any of its or their respective Representatives at the express direction of Parent, any of its affiliates or any of their respective Representatives.

SECTION 8.03    Equity-Based Compensation.

(a)          At the Reincorporation Effective Time, each Company RSU outstanding as of the Reincorporation Effective Time shall automatically and without any action on the part of the holder thereof, be converted into an award of the same type with respect to New York Company Class B Common Stock on a one-for-one basis (with the same terms) and, following such conversion, shall be referred to as a “New York Company RSU”.

(b)          At the Exchange Effective Time, each New York Company RSU outstanding immediately prior to the Exchange Effective Time shall be converted into a time-based restricted stock unit of BEPC with respect to a number of BEPC Class A Shares equal to the product of (i) the number of Eligible Shares subject to such New York Company RSU immediately prior to the Exchange Effective Time and (ii) the Adjusted Exchange Ratio, with any fractional shares rounded down to the nearest whole share, subject to adjustment in accordance with Section 4.12, subject to substantially the same terms and conditions as were applicable to such New York Company RSU immediately prior to the Exchange Effective Time (except that the form of payment upon vesting shall be in BEPC Class A Shares rather than in Eligible Shares).

(c)          Prior to the Exchange Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions and take such other actions as may be required to effect the treatment of the Company RSUs and the New York Company RSUs described in Sections 8.03(a) and 8.03(b). The Company shall take all actions necessary to effect the conversion of the Company RSUs and to ensure that, from and after the Exchange Effective Time, none of the Parent Entities or Company Entities will be required to deliver Eligible Shares or other capital stock of the Company or the New York Company to any person in settlement of Company RSUs. The New York Company shall take all corporate action necessary to effect the conversion of the Company RSUs pursuant to this Section 8.03. BEPC shall take all corporate action necessary to (i) assume the Company Stock Plan, (ii) effect the conversion of the New York Company RSUs pursuant to this Section 8.03 and (iii) reserve for issuance a sufficient number of BEPC Class A Shares for delivery upon settlement of the awards described in this Section 8.03. As soon as reasonably practicable after the Exchange Effective Time, to the extent necessary, BEPC shall file a registration statement on Form S-8 (or any successor or other appropriate form) with the SEC with respect to the shares of BEPC Class A Shares underlying the awards described in this Section 8.03 and shall use its reasonable best efforts to maintain the effectiveness of such registration.

SECTION 8.04    Employee Matters.

(a)          For at least 12 months following the Closing Date, the Parent Entities shall provide or cause to be provided to each employee of the Company and the Company Subsidiaries (collectively, the “Continuing Employees”) the same base salary or hourly wage rate as provided to each such Continuing Employee immediately prior to the Closing Date and other compensation and benefits that are substantially comparable in the aggregate to those provided to each such Continuing Employee as of immediately prior to the Closing Date.

(b)          The Parent Entities further agree that, from and after the Closing Date, the Parent Entities shall cause the Continuing Employees to be granted credit for any service with the Company or the Company Subsidiaries earned prior to the Closing Date for eligibility and vesting purposes and for purposes of vacation accrual and severance benefits under the benefit and compensation plans or arrangements of Parent or BEPC and their affiliates, as applicable, in which Continuing Employees are eligible to participate pursuant to the terms of such plans or arrangements, except as would result in a duplication of benefits or for purposes of any frozen or discontinued plans (or frozen or discontinued portions of plans).  In addition, under any employee welfare benefit plan maintained by the Parent Entities or any of their affiliates in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, Parent Entities shall use commercially reasonable efforts to (A) cause to be waived all preexisting condition exclusions and actively at work requirements, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by any Continuing Employee (or dependent) as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any such welfare plan.

(c)          Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan or Parent Benefit Plan, (ii) prevent the Parent Entities or any of their affiliates from amending or terminating any of their benefit plans or, after the Closing, any Company Benefit Plan in accordance with their terms, (iii) prevent the Parent Entities or any of their affiliates, after the Closing, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any Continuing Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by the Parent Entities or any of their affiliates or under any benefit plan which the Parent Entities or any of their affiliates may maintain.

SECTION 8.05    Indemnification.

(a)         From and after the Reincorporation Effective Time, Parent shall, and shall cause BEPC and the Surviving Company to, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all of the Company’s and the Company Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors and officers of the Company and any Company Subsidiary or, from and after the Exchange Effective Time, the New York Company and any subsidiary thereof (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) for acts or omissions by such directors and officers occurring prior to the Reincorporation Effective Time or the Exchange Effective Time, as applicable, to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, the organizational documents of any Company Subsidiary, individual indemnity agreements or otherwise, and such obligations shall survive the Reincorporation Merger and Share Exchange and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws, the organizational documents of any Company Subsidiary and such individual indemnity agreements from the Exchange Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Company Indemnified Party arising out of such acts or omissions.

(b)          The Company may in its discretion purchase a pre-paid “tail” directors’ and officers’ liability insurance policy covering the six-year period from and after the Reincorporation Effective Time (including for the avoidance of doubt, from and after the Exchange Effective Time) with respect to claims arising from or related to facts or events which occurred at or before the Exchange Effective Time; provided that without Parent’s consent, the cost of such “tail” policy will not exceed 300% of the annual premiums paid as of the date of this Agreement by the Company for such insurance (such 300% amount, the “Maximum Premium”).  If the Company declines to purchase such a pre-paid “tail” policy, Parent shall purchase such a pre-paid “tail” policy or, at Parent’s election in lieu of purchasing such a “tail” policy, for a period of six years after the Exchange Effective Time, cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (provided that (i) Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous and (ii) the Company shall cooperate with Parent in connection with obtaining such substitute policies, including by providing information reasonably requested by Parent in connection therewith) with respect to claims arising from or related to facts or events which occurred at or before the Exchange Effective Time; provided, however, that Parent shall not be obligated to purchase such a “tail” policy if the cost would exceed the Maximum Premium or make annual premium payments for such insurance to the extent such premiums exceed the Maximum Premium.  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.  To the extent the Company elects to purchase a pre-paid “tail” policy as described in this Section 8.05(b), the Company shall cooperate and consult with Parent in all respects in connection with obtaining such a “tail” policy, including by designating Parent as a successor in liability thereunder.

SECTION 8.06    Fees and Expenses.

(a)          Except as provided below, all fees and expenses incurred in connection with the Reincorporation Merger, the Share Exchange and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

(b)          The Company will pay to Parent a fee equal to $15,000,000 (the “Expense Reimbursement Fee”) if this Agreement is terminated by either Parent or the Company pursuant to Section 10.01(b)(iii).  Any Expense Reimbursement Fee due under this Section 8.06(b) shall be paid by wire transfer of same day funds to an account designated by Parent on the Business Day immediately following the date of termination of this Agreement.

(c)         Each of the parties hereto acknowledge that the agreements contained in this Section 8.06 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties hereto would not have entered into this Agreement; accordingly, if the Company fails promptly to pay the Expense Reimbursement Fee, if any, and, in order to obtain such payment, Parent commences an Action that results in a Judgment against the Company for the amounts set forth in Section 8.06(b), the Company shall pay to Parent interest on the amounts set forth in Section 8.06(b), at a rate per annum equal to three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by Parent) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 1.5%.

SECTION 8.07    Public Announcements. The Parent Entities, on the one hand, and the Company Entities, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any material press release or other material public statements with respect to this Agreement, the Reincorporation Merger, the Share Exchange and the other Transactions and shall not (and shall not cause or permit their respective Representatives to) issue any such material press release or make any such material public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or rules of, any securities exchange or listing authority or as would not be reasonably practicable as a result of requirements of applicable Law or (b) as to any public release or public announcement (x) made or proposed to be made by the Company (acting upon the recommendation of the Special Committee) in connection with a Company Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any action taken pursuant thereto, in each case, that does not violate Section 7.02 or (y) in connection with any dispute between the parties regarding this Agreement or the Transactions. The Company and Parent agree that the initial press release to be issued with respect to the Transactions will be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 8.07, the Parent Entities and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

SECTION 8.08    Dividends and Distributions. Prior to the Closing, each of Parent and the Company shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent LP Units and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive dividends both in respect of Company Common Stock and also dividends or distributions, as applicable, in respect of the BEPC Class A Shares or Parent LP Units that they receive in exchange therefor in the Transactions.

SECTION 8.09    Stock Exchange Listing. The Parent Entities shall use their reasonable best efforts to cause, on or prior to the Closing Date, the BEPC Class A Shares and Parent LP Units constituting the Consideration and the Parent LP Units issuable by Parent upon exchange of such BEPC Class A Shares to be (x) approved for listing on the NYSE, subject to official notice of issuance, and (y) conditionally approved for listing on the TSX, subject only to customary conditions. The Company shall use its reasonable best efforts to cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith.

SECTION 8.10    Stock Exchange Delisting and Deregistration. Prior to the Exchange Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and the rules and requirements of the National Association of Securities Dealers Automated Quotations System (“NASDAQ”) to cause the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Exchange Effective Time, and in any event no more than two Business Days after the Closing Date, and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting; provided that the Company shall not cause the Company Common Stock to be delisted from NASDAQ prior to the Exchange Effective Time. If the Surviving Corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act and which falls on a date within the ten days following the Closing Date, the Company shall make available to Parent, at least five Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

SECTION 8.11     Transaction Litigation. In the event that any Action relating to the Transactions is brought against the Company or any of its directors or officers, the Company will promptly notify the Parent Entities of such Action and shall keep the Parent Entities informed on a reasonably current basis with respect to the status thereof. Subject to applicable Law, the Company shall give the Parent Entities the opportunity, at the cost and expense of the Parent Entities, to participate in the defense or settlement of any such Action, and no such settlement shall be agreed to without the prior written consent of the Parent Entities (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that any Action relating to the Transactions is brought against the Parent Entities or any of its directors or officers, the Parent Entities will promptly notify the Company of such Action and shall keep the Company informed on a reasonably current basis with respect to the status thereof. Subject to applicable Law, the Parent Entities shall give the Company the opportunity, at the Company’s cost and expense, to participate in the defense or settlement of any such Action.

SECTION 8.12    Section 16 Matters. Prior to the Exchange Effective Time, the Company shall take all such steps as may be required and permitted to cause any dispositions of Company Common Stock (including derivative securities with respect thereto) by each director or officer of the Company to be exempt under Rule 16b-3 of the Exchange Act.

SECTION 8.13     Resignations. Prior to the Exchange Effective Time, to the extent requested by Parent, the Company shall cause any director or officer of the Company or any Company Subsidiary to execute and deliver a letter effectuating his or her resignation as a director or officer of such entity effective as of the Exchange Effective Time.

SECTION 8.14    Tax Matters.

(a)         Each of the Parent Entities and the Company Entities shall (and shall cause its subsidiaries and its and its subsidiaries’ officers and employees to) use their reasonable best efforts to cause the Reincorporation Merger to qualify for the Reincorporation Tax Treatment, the BEPC Exchange to qualify for the 351 Tax Treatment, the Parent Exchange to qualify for the 721 Tax Treatment and the Unit Recipients to qualify for the Parent Nonrecognition Tax Treatment, and shall not take or knowingly fail to take any action that could reasonably be expected to impede or prevent the Reincorporation Merger from qualifying for the Reincorporation Tax Treatment, the BEPC Exchange from qualifying for the 351 Tax Treatment, the Parent Exchange from qualifying for the 721 Tax Treatment or the Unit Recipients from qualifying for the Parent Nonrecognition Tax Treatment.

(b)          Each of the Parent Entities and the Company Entities shall (and shall cause its subsidiaries and its and its subsidiaries’ officers and employees to) promptly notify the other parties to this Agreement if it becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Reincorporation Merger from qualifying for the Reincorporation Tax Treatment, the BEPC Exchange from qualifying for the 351 Tax Treatment, the Parent Exchange from qualifying for the 721 Tax Treatment or the Unit Recipients from qualifying for the Parent Nonrecognition Tax Treatment.

(c)          Each of the Parent Entities and the Company Entities shall (and shall cause its subsidiaries and its and its subsidiaries’ officers and employees to) use their reasonable best efforts to cause and allow (i) the IRS to deliver the Ruling as soon as possible following the date of this Agreement and (ii) Torys LLP to deliver the opinion described in Section 9.03(c), including, in the case of clause (ii) of this Section 8.14(c), by providing Torys LLP with such customary representations and warranties as Torys LLP determines are necessary to deliver such opinion (only to the extent such person believes in good faith that it is able to make such representations and warranties truthfully).

(d)          No affiliate of Parent will undertake any transfer or other disposition of New York Company Class C Common Stock pursuant to, or in connection with, the Transactions, unless Parent obtains an opinion of tax counsel at a “more likely than not” level of comfort or higher that such transfer or disposition will not cause the Unit Recipients to be allocated or otherwise recognize income or gain attributable to, or as a result of, such transfer or disposition.

SECTION 8.15    Transaction Documents. On or prior to the Closing Date, (a) the applicable Parent Entities shall, and shall cause their applicable affiliates to, and the Company shall, and shall cause its applicable affiliate to, enter into the Rights Agreement, the Subordinate Credit Agreements and the Equity Commitment Agreement to which it is party, in each case, substantially in the forms attached hereto as Exhibits G, H and I, respectively, and (b) BEPC shall file with the Registrar of Companies of the Province of British Columbia the Amended Articles substantially in the form attached hereto as Exhibit J.

ARTICLE IX
Conditions Precedent

SECTION 9.01   Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Reincorporation Merger and the Share Exchange is subject to the satisfaction or, to the extent legally permissible (and except with respect to the condition set forth in Section 9.01(a), which shall not be waivable), waiver on or prior to the Closing Date of the following conditions:

(a)          Required Company Shareholder Approvals. The Required Company Shareholder Approvals shall have been obtained.

(b)          Canada Listing. The BEPC Class A Shares and Parent LP Units constituting the Consideration shall have been conditionally approved for listing on the TSX, subject only to customary conditions.

(c)          U.S. Listing. The BEPC Class A Shares and Parent LP Units constituting the Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)         Governmental Consents. (i) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, (ii) the Competition Act Approval shall have been obtained and (iii) each of the Consents set forth on Section 9.01(d)(iii) of the Parent Disclosure Letter shall have been obtained from the applicable Governmental Entity (whether by lapse of time or express confirmation of the relevant Governmental Entity) and shall be in full force and effect at the Closing.

(e)          No Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction (collectively, “Restraints”) shall be in effect preventing, making illegal or prohibiting the consummation of the Transactions.

(f)          Form F-1/F-4 and Form F-3. Each of the Form F-1/F-4 and Form F-3 shall have been declared effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of such registration statement or initiated or threatened proceedings seeking such a stop order.

(g)          Canadian Prospectus. Parent and BEPC shall have filed the Canadian Prospectus with the Canadian Securities Authorities and shall have obtained a receipt therefor from the Ontario Securities Commission, in its capacity as principal regulator in accordance with National Policy 11-202 – Process for Prospectus Reviews in Multiple Jurisdictions, which evidences the receipt or the deemed receipt by the Canadian Securities Authorities of the Canadian Prospectus.

SECTION 9.02    Conditions to Obligations of Parent Entities. The obligations of the Parent Entities to consummate the Share Exchange are further subject to the satisfaction or, to the extent legally permissible, waiver on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Company Entities (i) in Sections 5.01 (solely with respect to the Company and the New York Company), 5.03, 5.04 and 5.05 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date and, in the case of Section 5.04(a), except for de minimis inaccuracies), (ii) in Section 5.09(b) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date and (iii) in this Agreement (other than the foregoing sections, subsections and sentences) shall be true and correct (ignoring for such purposes any materiality or material adverse effect qualifiers set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures in this clause (iii) to be true and correct (ignoring for such purposes any materiality or material adverse effect qualifiers set forth therein) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded for purposes of qualifying such representation or warranty in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, such effects will similarly not be excluded for purposes of this Section 9.02(a)).

(b)          Performance of Obligations of the Company and the New York Company. The Company and the New York Company shall have performed in all material respects all obligations required to be performed by them under this Agreement that are required to be performed on or prior to the Closing Date.

SECTION 9.03    Conditions to Obligation of the Company Entities. The obligation of the Company Entities to consummate the Reincorporation Merger and the Share Exchange is further subject to the satisfaction or, to the extent legally permissible, waiver on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Parent Entities (i) in Sections 6.01(a), 6.02, 6.03 and 6.04 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date and, in the case of Section 6.02(a), except for de minimis inaccuracies), (ii) in Section 6.08(b) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date and (iii) in this Agreement (other than the foregoing sections, subsections and sentences) shall be true and correct (ignoring for such purposes any materiality or material adverse effect qualifiers set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures in this clause (iii) to be true and correct (ignoring for such purposes any materiality or material adverse effect qualifiers set forth therein) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded for purposes of qualifying such representation or warranty in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, such effects will similarly not be excluded for purposes of this Section 9.03(a)).

(b)          Performance of Obligations of the Parent Entities. The Parent Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement that are required to be performed on or prior to the Closing Date.

(c)          Tax Opinion. The Company shall have received from Torys LLP an opinion or written advice, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company (acting on the recommendation of the Special Committee), to the effect that, based upon and subject to customary assumptions, qualifications, limitations and representations, (i) the Reincorporation Merger will qualify for the Reincorporation Tax Treatment, (ii) the BEPC Exchange should qualify for the 351 Tax Treatment, (iii) the Parent Exchange should qualify for the 721 Tax Treatment and (iv) the Unit Recipients are more likely than not to qualify for the Parent Nonrecognition Tax Treatment; provided, however, that if Parent has not received the Ruling at least three Business Days prior to the expected Closing Date (or has received the Ruling by such date but such Ruling was retracted on or prior to the Closing Date) and there has not been an Applicable Change in Tax Law prior to such date pursuant to which Torys LLP is able to deliver the opinion described in clause (ii) of this Section 9.03(c), the requirement that the opinion or written advice described in this Section 9.03(c) contain the opinion described in clause (ii) shall be deemed waived.

(d)          BEPC Contribution.  The BEPC Contribution shall have occurred on or prior to the Closing.

(e)          BEPC Distribution. The BEPC Distribution shall have occurred or all actions reasonably necessary to cause the BEPC Distribution to occur substantially simultaneously with, but no later than immediately prior to, the Share Exchange at the Closing shall have been taken.

ARTICLE X
Termination, Amendment and Waiver

SECTION 10.01   Termination. This Agreement may be terminated at any time prior to the Exchange Effective Time, whether before or after receipt of the Required Company Shareholder Approvals (except as provided below):

(a)          by mutual written consent of Parent and the Company (in the case of the Company, acting on the recommendation of the Special Committee);

(b)          by either Parent or the Company (in the case of the Company, acting on the recommendation of the Special Committee):

(i)          if the Reincorporation Merger and the Share Exchange are not consummated on or before December 16, 2020 (the “End Date”); provided, however, that if the condition to Closing set forth in Section 9.01(d) has not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the End Date may be extended by either the Company or Parent to a date not beyond March 16, 2021, and such date, as so extended, shall be the “End Date”; provided further, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Transactions to be consummated on or before the End Date;

(ii)          if the condition set forth in Section 9.01(e) is not satisfied and the Restraint giving rise to such non-satisfaction shall have become final and nonappealable; provided that the terminating party shall have complied in all material respects with its obligations to use its reasonable best efforts pursuant to Section 8.02; or

(iii)         if either of the Required Company Shareholder Approvals are not obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on such matters was taken;

(c)          by Parent, if the Company Entities breach or fail to perform any of their covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company Entities contained herein fails to be true and correct, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.02(a) or 9.02(b) and (ii) is not reasonably capable of being cured by the Company Entities by the End Date or has not been cured by the Company Entities within 30 days after the giving of written notice to the Company of such breach (provided that the Parent Entities are not then in material breach of any covenant or agreement contained in this Agreement and no representation or warranty of the Parent Entities contained herein then fails to be true and correct such that the conditions set forth in Section 9.03(a) or 9.03(b) could not then be satisfied);

(d)          by Parent, in the event that a Company Adverse Recommendation Change has occurred; provided, however, that Parent will not have the right to terminate this Agreement pursuant to this Section 10.01(d) if both of the Required Company Shareholder Approvals shall have been obtained; or

(e)          by the Company (acting on the recommendation of the Special Committee), if the Parent Entities breach or fail to perform any of their covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Parent Entities contained herein fails to be true and correct, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.03(a) or 9.03(b) and (ii) is not reasonably capable of being cured by the Parent Entities by the End Date or has not been cured by the Parent Entities within 30 days after the giving of written notice to Parent of such breach (provided that the Company Entities are not then in material breach of any covenant or agreement contained in this Agreement and no representation or warranty of the Company Entities contained herein then fails to be true and correct such that the conditions set forth in Section 9.02(a) or 9.02(b) could not then be satisfied).

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 10.01 shall give written notice of such termination to the other parties in accordance with Section 11.02, specifying the provision of this Agreement pursuant to which such termination is effected.

SECTION 10.02  Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, BEPC, Acquisition Sub, the Company or the New York Company, other than Section 8.06, this Section 10.02 and Article XI, which provisions shall survive such termination. Nothing in this Section 10.02 shall be deemed to release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement.

SECTION 10.03  Amendment. Prior to the Exchange Effective Time, this Agreement may be amended by the parties (in the case of the Company, acting on the recommendation of the Special Committee) at any time before or after receipt of the Required Company Shareholder Approvals; provided, however, that after receipt of the Required Company Shareholder Approvals, there shall be made no amendment that by applicable Law requires further approval by the holders of Company Common Stock without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 10.04  Extension; Waiver. At any time prior to the Exchange Effective Time, the parties (in the case of the Company, acting on the recommendation of the Special Committee) may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, (c) waive compliance with any of the covenants or agreements contained in this Agreement or (d) waive the satisfaction of any conditions contained in this Agreement (except with respect to the condition set forth in Section 9.01(a)(i), which shall not be waivable); provided, however, that after receipt of the Required Company Shareholder Approvals, there shall be no waiver that by applicable Law requires further approval by the holders of Company Common Stock without the further approval of such stockholders. Termination of this Agreement pursuant to Section 10.01 shall not require the approval of the holders of Company Common Stock. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 10.05  Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 10.01, an amendment of this Agreement pursuant to Section 10.03 or an extension or waiver pursuant to Section 10.04 shall, in order to be effective, require, in the case of the Company, action by the Company Board, acting on the recommendation of the Special Committee or the duly authorized designee of its board of directors, such designee having been nominated at the request of the Special Committee.

ARTICLE XI
General Provisions

SECTION 11.01  Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Exchange Effective Time. This Section 11.01 shall not limit Section 10.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Exchange Effective Time.

SECTION 11.02  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon delivery to the parties at the following addresses or email addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Parent Entities, to:

Brookfield Renewable Partners L.P.
181 Bay Street, Suite 300
Toronto, Ontario
M5J 2T3
Phone: 416-369-3369

Attention: Email:	Jennifer Mazin, General Counsel jennifer.mazin@brookfield.com with copies to (which will not constitute notice to the Parent Entities):

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Phone: 212-474-1000

Attention: Email:	Richard Hall, Esq. David J. Perkins, Esq. RHall@cravath.com DPerkins@cravath.com

and

Torys LLP
79 Wellington St. W
30th Floor
Toronto, Ontario M5K 1N2
Phone: 416-865-0400

Attention: Email:	Karrin Powys-Lybbe Josh Lavine kpowys-lybbe@torys.com jlavine@torys.com

(b)	if to the Company or the New York Company, to: TerraForm Power, Inc. 200 Liberty Street 14th Floor New York, NY 10281 Phone: 646-992-2505

Attention:	General Counsel
Email:	legal@terraform.com

with a copy to (which will not constitute notice to the Company or the New York Company):

Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, TX 77002
Phone:  713-836-3600

Attention: Email:	Andrew T. Calder, P.C. Sean T. Wheeler, P.C. Debbie P. Yee, P.C. andrew.calder@kirkland.com sean.wheeler@kirkland.com debbie.yee@kirkland.com

SECTION 11.03  Definitions. For purposes of this Agreement:

“Action” means any claim, suit, charge, complaint, action, arbitration, inquiry, investigation, audit, examination or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, arbitral or otherwise) by or before any Governmental Entity.

“Adjusted Exchange Ratio” means the product of (i) the BEPC Distribution Ratio multiplied (ii) by the Exchange Ratio.

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. Notwithstanding anything to the contrary herein, none of Parent or any of its affiliates (other than the Company and its subsidiaries) will be considered an affiliate of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary will be considered an affiliate of Parent or any of its affiliates (other than the Company and its subsidiaries).

“Antitrust Restriction” means any Restraint issued or promulgated by a Governmental Entity under any Antitrust Laws, in each case as a result of the Reincorporation Merger and the Share Exchange, that results, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by the Surviving Corporation, Parent or any of their respective subsidiaries of any portion of the business, properties or assets of the Surviving Corporation, Parent or any of their respective subsidiaries, (ii) the Surviving Corporation, Parent or any of their respective subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of the Surviving Corporation, Parent or any of their respective subsidiaries, (iii) any prohibition or limitation on the ability of Parent, BEPC or Acquisition Sub to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Surviving Corporation or its subsidiaries, including the right to vote such shares or (iv) any prohibition or limitation on Parent, BEPC or Acquisition Sub effectively controlling the business or operations of the Surviving Corporation and its subsidiaries.

“Amended Articles” means the Articles of BEPC, to be filed with the Registrar of Companies of the Province of British Columbia on or prior to the Closing Date, substantially in the form attached hereto as Exhibit J.

“Applicable Change in Tax Law” means any change in applicable Law, or official interpretation thereof as set forth in published guidance by the IRS, that allows the BEPC Exchange to qualify for the 351 Tax Treatment notwithstanding that the Ruling is not received.

“BEPC Contribution” means the contribution of certain of Parent’s Colombian, Brazilian and United States operations to BEPC.

“BEPC Distribution” means the special pro rata distribution by Parent to the holders of Parent LP Units of BEPC Class A Shares.

“BEPC Distribution Ratio” means (i) the number (rounded, if necessary, to three decimal points) of BEPC Class A Shares to be distributed per Parent LP Unit upon the consummation of the BEPC Distribution plus (ii) one.

“Business Day” means any day except Saturday, Sunday or any other day on which the commercial banks in either the City of New York, New York, or Toronto, Ontario, are authorized or required by applicable Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Canadian Securities Laws” means, collectively, the applicable securities Laws of each of the provinces and territories of Canada, and the respective rules, regulations, rulings, blanket orders, instruments, fee schedules and prescribed forms thereunder and applicable policy statements issued by the Canadian Securities Authorities.

“Company Benefit Plans” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment, individual consulting, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, individual consultant or director of the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any current or future liability.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company RSU” means any restricted stock unit award subject solely to time-based vesting and not performance-based vesting, payable in shares of Company Common Stock or the value of which is determined with reference to the value of shares of Company Common Stock, whether granted by the Company under a Company Stock Plan or otherwise.

“Company Stock Plan” means the TerraForm Power Inc. 2018 Amended and Restated Long-Term Incentive Plan.

“Competition Act” means the Competition Act, R.S.C., 1985, c. C 34.

“Competition Act Approval” means:

(i)          the issuance to BEPC of an advance ruling certificate by the Commissioner of Competition under subsection 102(1) of the Competition Act to the effect that the Commissioner of Competition is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal for an order under section 92 of the Competition Act with respect to the Transactions; or

(ii)          both of (A) the waiting period, including any extension thereof, under section 123 of the Competition Act has expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act has been waived in accordance with paragraph 113(c) of the Competition Act, and (B) BEPC has received a letter from the Commissioner of Competition indicating that he does not, as of the date of the letter, intend to make an application under section 92 of the Competition Act in respect to the Transactions.

“Confidentiality Agreement” means the letter agreement, dated as of January 17, 2020, between BRP Energy Group L.P. (a service provider of Parent) and the Company.

“Environmental Laws” means all federal, state and local laws (including common law), statutes, rules, ordinances, regulations, and codes and any orders, decrees, and judgements of any Governmental Entity concerning pollution or the protection of the environment or, as it relates to exposure to hazardous or toxic materials, human health and safety.

“Equity Commitment Agreement” means that certain equity commitment agreement, to be entered into on or prior to the Closing Date, between Brookfield BRP Holdings (Canada) Inc., BEPC and Parent, substantially in the form attached hereto as Exhibit I.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.381.

“Hazardous Materials” means any hazardous or toxic materials, substances or wastes that are regulated by, or for which standards of conduct or liability may be imposed pursuant to, Environmental Laws, including toxic chemicals, petroleum products or byproducts, friable asbestos, per- and poly-fluoroalkyl substances, lead, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such person or obligations of such person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such person pursuant to securitization or factoring programs or arrangements, (e) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person, (f) all obligations or undertakings of such person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (g) letters of credit, bank guarantees and similar contractual obligations entered into by or on behalf of such person or (h) net cash payment obligations of such person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” of any person means, with respect to any matter in question, the actual knowledge of the individuals set forth in Section 11.03 of the Company Disclosure Letter or Section 11.03 of the Parent Disclosure Letter, as applicable, after having made reasonable inquiry of those persons primarily responsible for such matter, but without further investigation by such individual.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable.

“Leases” means all leases, subleases, license, concessions and other agreements (written or oral, together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, thereunder.

“Material Adverse Effect” with respect to any person means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, effects, events, circumstances, developments or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of such person and its subsidiaries, taken as a whole or (b) would prevent or materially impair the ability of such person to perform its obligations hereunder or consummate the Reincorporation Merger and the Share Exchange; except that in no event will any effect resulting or arising from or relating to any of the following matters be considered, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general, including with respect to interest rates or currency exchange rates, (ii) changes in Laws or changes in accounting requirements or principles (or interpretation or enforcement thereof), (iii) changes affecting industries, markets or geographical areas in which such person or its subsidiaries conduct their respective businesses, (iv) the negotiation, announcement, execution, pendency or performance of this Agreement or the consummation of the Transactions, (v) a decline in the market price, credit rating or trading volume of such person’s securities, except that this clause (v) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such decline has resulted in or contributed to a Material Adverse Effect, (vi) any natural disaster, epidemic or pandemic or any conditions resulting from natural disasters, epidemics or pandemics, (vii) acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any outbreak, escalation or worsening thereof, (viii) any actions required under this Agreement to obtain any approval or authorization under Antitrust Laws for the consummation of the Transactions, (ix) the failure, in and of itself, of such person to meet any internal or published projections, forecasts, estimates, guidance or predictions in respect of revenues, earnings, profits or other financial or operating metrics before, on or after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such change may be taken into account into determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect”) or (x) any actions taken or failure to take action, in each case, to which the other party has expressly requested; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (ii), (iii), (vi) or (vii) will be considered in determining whether there has been, or would reasonably expected to be, a “Material Adverse Effect” to the extent that such changes are materially disproportionately adverse to the business, results of operations or financial condition of such person and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such person and its subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect”).

“Owned Real Property” means real property owned by the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, together with all of the buildings, structures and other improvements thereon.

“Parent Benefit Plans” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment, individual consulting, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, individual consultant or director of Parent or any Parent Subsidiary, or with respect to which Parent or any Parent Subsidiary has any current or future liability.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Preferred Units” means the preferred limited partnership units of Parent.

“person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization or other entity.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (ii) Liens of mechanics, carriers, workmen, warehousemen, repairmen, materialmen or other Liens imposed by Law in the ordinary course of business consistent with past practice, or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (iii) minor defects, imperfections or irregularities in title, easements, covenants and rights of way of record and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case not violated by the current operation of the Company and Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, and that do not adversely affect in any material respect the continued use and operation, or materially detract from the value, of the applicable property owned, leased, used or held for use by the Company or Company Subsidiaries, or Parent or the Parent Subsidiaries, as applicable; (iv) statutory, common law or contractual Liens of landlords for amounts not yet due and payable; (v) easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances affecting real property assets which are not violated by the current or intended use of the applicable Real Property and do not materially detract from the value of the Real Property subject thereto or materially impair the intended use thereof; (vi) Liens permitted under any credit agreement of Parent and its subsidiaries or the Company and its subsidiaries, as applicable; (vii) Liens securing obligations under any project finance debt; and (viii) other Liens that would not reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Redeemable/Exchangeable Partnership Units” means the redeemable / exchangeable limited partnership units of Brookfield Renewable Energy L.P.

“Relationship Agreement” means the relationship agreement, dated as of October 16, 2017, as amended from time to time, among Brookfield Asset Management Inc., the Company and certain subsidiaries of the Company.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Rights Agreement” means that certain rights agreement, to be entered into on or prior to the Closing Date, between Brookfield Asset Management Inc. and Wilmington Trust, National Association as Rights Agent, substantially in the form attached hereto as Exhibit G.

“Ruling” shall have the meaning set forth in Section 11.03 of the Parent Disclosure Letter.

“Subordinate Credit Agreements” means those certain subordinated credit agreements, to be entered into (a) by Brookfield BRP Holdings (Canada) Inc. as Borrower and BEP Subco Inc. as Lender and (b) by BEP Subco Inc. as Borrower and Brookfield BRP Holdings (Canada) Inc. as Lender, in each case in the form attached hereto as Exhibit H.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person. For the avoidance of doubt, neither the Company nor any Company Subsidiaries shall be deemed to be a subsidiary of Parent or any of affiliate of Parent for any purposes under this Agreement.

“Tax Returns” means all returns and reports (including amendments, elections, declarations, disclosures, schedules, estimates, claims for refunds, and information returns) supplied or required to be supplied to a Governmental Entity relating to Taxes.

“Taxes” means all taxes, imposts, levies or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unit Recipients” means former holders of Electing Eligible Shares who receive Parent LP Units as Consideration in the Parent Exchange.

SECTION 11.04  Interpretation. When a reference is made in this Agreement to an Article, Section, subsection, Schedule or Exhibit, such reference shall be to an Article, Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented (other than any amendment to the Filed Company SEC Documents or the Filed Parent SEC Documents after the date of this Agreement), unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. References to “dollars” or “$” are to U.S. dollars, unless otherwise specifically indicated. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 11.05  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 11.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 11.06  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which will be deemed an original.

SECTION 11.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto), taken together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for (i) the provisions of Section 8.05, (ii) upon the Reincorporation Effective Time, the right of a holder of Public Stock to receive the Eligible Shares and dividends and other distributions payable in accordance with Section 1.05(b) to which such holder may be entitled or (iii) upon the Exchange Effective Time, the right of a holder of Eligible Shares to receive the Consideration and dividends and other distributions payable in accordance with Section 4.04, is not intended to confer upon any person (including any shareholder of any party) other than the parties any rights or remedies.

SECTION 11.08  Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably agrees that any action, suit or proceeding arising out of this Agreement or any Transaction and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the Federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of such court in the event any dispute arises out of this Agreement or any Transaction and agrees to service being made through the notice procedures set forth in Section 11.02, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any Transaction in any such court or that any such action, suit, or proceeding brought in such court has been brought in an inconvenient forum, (d) agrees that it will not bring any action, suit or proceeding arising out of this Agreement or any Transaction in any court other than any such court and (e) agrees that each of the other parties will have the right to bring any action, suit or proceeding for enforcement of a judgment entered by such court. Each of Parent, BEPC, Acquisition Sub, the Company and the New York Company agrees that a final judgment in any action, suit or proceeding by any such court will be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law.

SECTION 11.09   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties hereto. Any purported assignment without such prior written consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.10  Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article X, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

SECTION 11.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.11.

IN WITNESS WHEREOF, Parent, BEPC, Acquisition Sub, the Company and the New York Company have duly executed this Agreement, all as of the date first written above.

BROOKFIELD RENEWABLE PARTNERS L.P.
by its general partner,
BROOKFIELD RENEWABLE PARTNERS LIMITED

by /s/ Jane Sheere

Name: Jane Sheere
Title: Secretary

BROOKFIELD RENEWABLE CORPORATION

by /s/ Jennifer Mazin

Name: Jennifer Mazin
Title: Director

2252876 ALBERTA ULC

by /s/ Jennifer Mazin

Name: Jennifer Mazin
Title: Director

[Signature Page to Agreement and Plan of Reorganization]

TERRAFORM POWER, INC.

by /s/ William Fyfe

Name: William Fyfe
Title: General Counsel and Secretary

TERRAFORM POWER NY HOLDINGS, INC.

by /s/ William Fyfe

Name: William Fyfe
Title: Secretary

[Signature Page to Agreement and Plan of Reorganization]

Exhibit A

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit B

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit C

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit D

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit E

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit F

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit G

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit H

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit I

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit J

Omitted pursuant to Item 601(a)(5) of Regulation S-K.